EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
LEMONADE, INC.,
a Delaware corporation;
CITRUS MERGER SUB A, INC.,
a Delaware corporation;
CITRUS MERGER SUB B, LLC,
a Delaware limited liability company;
and
METROMILE, INC.,
a Delaware corporation
________________________
Dated as of November 8, 2021
________________________

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TABLE OF CONTENTS
Page

ii

Exhibits
Exhibit A    Certain Definitions
Exhibit B    Form of Certificate of Formation of the Surviving Company
Exhibit C    Form of Limited Liability Company Agreement of the Surviving Company
Exhibit D    Voting and Support Agreement

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 8, 2021, by and among Lemonade, Inc., a Delaware corporation (“Parent”); Citrus Merger Sub A, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub I”); Citrus Merger Sub B, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub II,” and together with Acquisition Sub I, the “Acquisition Subs”); and Metromile, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    The parties intend to enter into an integrated transaction pursuant to which, first, Acquisition Sub I will be merged with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and second, the Company, as the surviving corporation in the First Merger, will be merged with and into Acquisition Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”) in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), with Acquisition Sub II as the surviving limited liability company. Upon consummation of the First Merger, Acquisition Sub I will cease to exist and the Company will continue as the Initial Surviving Corporation and a wholly owned Subsidiary of Parent. Upon consummation of the Second Merger, the Company will cease to exist and Acquisition Sub II will continue as the Surviving Company and a wholly owned Subsidiary of Parent.
B.    The Company Board has unanimously (i) determined that the Mergers are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the transactions contemplated by this Agreement, including the Mergers, on the terms and subject to the conditions contained herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommended that the Company’s stockholders adopt this Agreement.
C.    The Parent Board has unanimously approved the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Mergers, and the issuance of shares of Parent Common Stock in connection therewith, each on the terms and subject to the conditions set forth herein.
D.    The board of directors of Acquisition Sub I has (i) approved the execution and delivery of this Agreement, the performance by Acquisition Sub I of its covenants and agreements contained herein and the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions contained herein; and (ii) recommended that its sole stockholder adopt this Agreement.

E.    Parent, as the sole member of Acquisition Sub II, has (i) determined that it is advisable and in the best interests of Acquisition Sub II and its sole member to enter into this Agreement and (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Mergers.
F.    Concurrently with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of shares of Company Common Stock have entered into a voting and support agreement in the form attached as Exhibit D hereto (the “Voting and Support Agreement”), pursuant to which, and subject to the terms and limitations thereof, among other things, the foregoing stockholders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Mergers at the Company Stockholder Meeting.
G.    It is intended that, for U.S. federal income Tax purposes, (a) the First Merger will be treated as part of a single integrated transaction that includes the Second Merger, (b) the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (c) this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
AGREEMENT
The parties to this Agreement, in consideration of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, agree as follows:
Section 1.THE MERGERS
1.1The Mergers. At the First Effective Time, Acquisition Sub I shall be merged with and into the Company in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, whereupon the separate existence of Acquisition Sub I shall cease, and the Company shall be the surviving corporation (the “Initial Surviving Corporation”) in the First Merger and a wholly owned Subsidiary of Parent. At the Second Effective Time, the Company shall be merged with and into Acquisition Sub II in accordance with the DGCL and the DLLCA, whereupon the separate existence of the Company shall cease, with Acquisition Sub II continuing its existence as the surviving limited liability company (the “Surviving Company”). From and after the Second Effective Time, all the property, rights, powers, privileges and franchises of the Company and the Acquisition Subs shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and the Acquisition Subs shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and DLLCA.
1.2Closing. The consummation of the Mergers (the “Closing”) shall be held (a) at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, or (b) remotely by exchange of documents and signatures (or their electronic counterparts), in either case unless another place is agreed to in writing by the parties to this Agreement, on a date to be designated jointly by Parent and the Company, which shall be no later than the second (2nd)

Business Day after the satisfaction or, to the extent permitted hereunder and by applicable Legal Requirements, waiver of the last to be satisfied or waived of all conditions to the parties’ respective obligations to effect the Mergers set forth in Sections 5.1, 5.2 and 5.3, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions at the Closing, unless another time or date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) and immediately thereafter a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and make all other filings or recordings required by the DGCL and DLLCA in connection with effecting the Mergers. The Mergers shall become effective on the date and at such time as the Certificates of Merger are filed with the Delaware Secretary of State or at such later time as may be mutually agreed to in writing by Parent and the Company and specified in the Certificates of Merger (the time at which the First Merger becomes effective being referred to in this Agreement as the “First Effective Time” and the time at which the Second Merger becomes effective being referred to in this Agreement as the “Second Effective Time”).
1.3Certificate of Incorporation and Bylaws.
(a)Subject to the requirements set forth in Section 4.10(a), at the First Effective Time and by virtue of the First Merger, the certificate of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the certificate of incorporation of the Initial Surviving Corporation until thereafter changed or amended as set forth therein or by applicable Legal Requirements.
(b)Subject to the requirements set forth in Section 4.10(a), at the First Effective Time, the bylaws of the Company, as in effect immediately prior to the First Effective Time, shall continue to be the bylaws of the Initial Surviving Corporation until thereafter changed or amended as set forth therein or by applicable Legal Requirements.
(c)Subject to the requirements set forth in Section 4.10(a), at the Second Effective Time and by virtue of the Second Merger, the certificate of formation of Acquisition Sub II, as in effect immediately prior to the Second Effective Time, shall be amended and restated in its entirety to read as set forth in the form of certificate of formation of the Surviving Company attached hereto as Exhibit B and, as so amended and restated, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as set forth therein or by applicable Legal Requirements.
(d)Subject to the requirements set forth in Section 4.10(a), at the Second Effective Time, the limited liability company agreement of Acquisition Sub II shall be amended and restated in its entirety to read as set forth in the form of liability company agreement of the Surviving Company attached hereto as Exhibit C, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as set forth therein or by applicable Legal Requirements.

1.4Directors and Officers.
(a)From and after the First Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Initial Surviving Corporation’s Organizational Documents (i) the directors of Acquisition Sub I immediately prior to the First Effective Time shall be the directors of the Initial Surviving Corporation; and (ii) the officers of Acquisition Sub I immediately prior to the First Effective Time shall be the officers of the Initial Surviving Corporation.
(b)From and after the Second Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Surviving Company’s Organizational Documents (i) the directors of Acquisition Sub II immediately prior to the Second Effective Time shall be the directors of the Surviving Company; and (ii) the officers of Acquisition Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company.
1.5Conversion of Securities. Subject to the terms and conditions of this Agreement, at the First Effective Time, automatically, by virtue of the First Merger and without any further action on the part of Parent, Acquisition Sub I, the Company or any stockholder of the Company:
(a)all shares of Company Common Stock that are held in the Company’s treasury or are held directly by Parent or Acquisition Sub I immediately prior to the First Effective Time shall be cancelled and shall cease to exist, and no consideration shall be paid or payable in respect thereof;
(b)except as provided in Section 1.5(a), each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (for the avoidance of doubt, including for all purposes hereunder, the “Earnout Shares”, as such term is defined in that certain Sponsor Share Cancellation and Vesting Agreement, dated as of November 24, 2020, by and among INSU Acquisition Corp. II, Insurance Acquisition Sponsor II, LLC, and Dioptra Advisors II, LLC (the “Sponsor Share Cancellation and Vesting Agreement”), which Parent acknowledges and agrees shall fully vest upon the First Effective Time pursuant to Section 1.2(c) of the Sponsor Share Cancellation and Vesting Agreement) shall be converted into the right to receive, without interest, a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the per share consideration payable in accordance with this Section 1.5(b), the “Merger Consideration”); and
(c)each share of common stock, par value $0.01 per share, of Acquisition Sub I that is issued and outstanding immediately prior to the First Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation.
(d)Subject to the terms and conditions of this Agreement, at the Second Effective Time, automatically, by virtue of the Second Merger and without any action on the part of Parent, the Initial Surviving Corporation or Acquisition Sub II, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist. Each limited liability company interest of Acquisition Sub II issued and outstanding immediately prior to the

Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.
1.6Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed or converted into a different number or class or series of shares by reason of any stock split, division, combination, distribution, exchange, exchange or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 1.6 shall be construed to permit the parties to take any action except to the extent consistent with, or not otherwise prohibited by, the terms of this Agreement.
1.7Treatment of Equity Awards; Company Warrants; Additional Shares.
(a)Effective as of the First Effective Time, each Company Option (other than any Cancelled Company Option) that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, an “Assumed Company Option”) shall cease to represent a right to acquire shares of Company Common Stock and shall be assumed by Parent and converted automatically into a Parent Option on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to such Assumed Company Option immediately prior to the First Effective Time, except that (i) the number of shares of Parent Common Stock subject to each Assumed Company Option shall be determined by multiplying (A) the number of shares of Company Common Stock subject to such Assumed Company Option immediately prior to the First Effective Time; by (B) the Exchange Ratio, and rounding such product down to the nearest whole share; and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of each Assumed Company Option shall be determined by dividing (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Assumed Company Option immediately prior to the First Effective Time; by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent.
(b)Effective as of the First Effective Time, each Company Option held by any individual who, as of the date hereof, is not employed by or providing services to the Company or its Subsidiaries and that is outstanding and unexercised, whether vested or unvested, immediately prior to the First Effective Time (each, a “Cancelled Company Option”) shall cease to represent a right to acquire shares of the Company Common Stock and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) (A) the Per Company Share Price, less (B) the exercise price per share attributable to such Company Option multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Cancelled Company Option (the “Option Consideration”). Any Cancelled Company Option with an exercise price per share equal to or greater than the Per Company Share Price will be cancelled without any cash payment being made in respect thereof.

(c)Effective as of the First Effective Time, each award of Company RSUs (other than any Cancelled Company RSU Award) (each, an “Assumed Company RSU Award”) shall cease to represent a right to acquire shares of Company Common Stock upon vesting and shall be assumed by Parent and converted automatically into a Parent RSU and shall otherwise remain subject to the same vesting and other terms and conditions that applied to the underlying Company RSU immediately prior to the First Effective Time, except that the number of shares of Parent Common Stock subject to each such Assumed Company RSU Award shall be determined by multiplying (A) the number of shares of Company Common Stock subject to such award of Company RSUs immediately prior to the First Effective Time; by (B) the Exchange Ratio, rounded to the nearest whole number.
(d)Effective as of the First Effective Time, (i) each award of Company RSUs held by any non-employee director of the Company and (ii) each award of Company RSUs that is outstanding and vests based on the achievement of one or more performance criteria (each, a “Cancelled Company RSU Award”) shall cease to represent a right to acquire shares of Company Common Stock upon vesting and shall be cancelled and converted into the right to receive an amount in cash, without interest, and rounded to the nearest whole cent, equal to (A) the Per Company Share Price, multiplied by (B) the total number of shares of Company Common Stock subject to such Cancelled Company RSU Award (the “RSU Consideration”). With respect to each Cancelled Company RSU Award that vests based on the achievement of one or more performance criteria, the Company shall determine the number of earned Company RSUs subject to such award in accordance with the terms and conditions of the applicable award agreement prior to the First Effective Time.
(e)Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery with respect to all Assumed Company Options and Assumed Company RSU Awards. Parent shall file and cause to be effective as of no later than the Closing Date, one or more registration statements under the Securities Act on Form S-8, Form S-1 or other appropriate form under the Securities Act, relating to shares of Parent Common Stock issuable with respect to all Assumed Company Options and Assumed Company RSU Awards, and Parent shall use its best reasonable efforts cause such registration statements to remain in effect for so long as such Assumed Company Options and Assumed Company RSU Awards remain outstanding.
(f)At or prior to the Closing, Parent will deposit (or cause to be deposited or maintained) with the Company, by wire transfer of immediately available funds, the aggregate (i) Option Consideration owed to all holders of Cancelled Company Options and (ii) RSU Consideration owed to all holders of Cancelled Company RSU Award. As soon as practicable after the Closing Date but in any event no later than ten (10) Business Days following the Closing Date, the applicable holders of Cancelled Company Options and Cancelled Company RSU Awards will receive a payment from the Company or the Surviving Company, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Cancelled Company Options and Cancelled Company RSU Awards that are cancelled and converted pursuant to Section 1.7(b) and Section 1.7(d), respectively, net of any required withholding of Taxes.

(g)At the First Effective Time, each Company Warrant shall, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Company Common Stock and shall be assumed by Parent and converted into a warrant denominated in shares of Parent Common Stock (a “Parent Warrant”). The number of shares of Parent Common Stock subject to each such Parent Warrant shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Parent Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and the exercise price of such Parent Warrant equal to the quotient of (1) the per share exercise price of such Company Warrant immediately prior to the First Effective Time divided by (2) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent. Except as expressly provided above, following the First Effective Time, each such Parent Warrant shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the applicable Company Warrant immediately prior to the First Effective Time.
(h)Treatment of Additional Shares.
(i)Notwithstanding anything to the contrary in this Agreement, if the transactions contemplated by this Agreement, including the Mergers, constitute an “Acceleration Event” (as such term is defined in the INSU Merger Agreement), (1) Parent agrees that the terms and conditions set forth in Section 2.17(g) of the INSU Merger Agreement will apply to the transactions contemplated by this Agreement, including the Mergers, (2) the “Additional Shares” (as such term is defined in Section 2.17(a) of the INSU Merger Agreement, the “Additional Shares”) will be issued in accordance with Section 2.17(g) of the INSU Merger Agreement as of immediately prior to the First Effective Time and (3) in accordance with Section 2.17(g) of the INSU Merger Agreement, as of the First Effective Time, each Additional Share will be converted into the right to receive the Merger Consideration pursuant to Section 1.5(b) of this Agreement. For the avoidance of doubt, the Additional Shares, when issued, will be subject to the same exchange procedures as all other shares of Company Common Stock pursuant to Section 1.10 of this Agreement.
(ii)Notwithstanding anything to the contrary in this Agreement, if the transactions contemplated by this Agreement, including the Mergers, do not constitute an “Acceleration Event” (as such term is defined in the INSU Merger Agreement), then, pursuant to, and in accordance with the terms of, Section 2.17 of the INSU Merger Agreement, if, (1) at any point following the First Effective Time and prior to February 9, 2023, the closing share price of the Parent Common Stock over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than the quotient of (A) $15.00 divided by (B) the Exchange Ratio, then, (2) as soon as practicable (but in any event within ten (10) Business Days) after such satisfaction, Parent shall issue, on a ratable basis to the Persons eligible to receive such Additional Shares under and pursuant to Section 2.17 of the INSU Merger Agreement (the “Legacy Company Equityholders”), a number of shares of Parent Common Stock in an amount equal to the product of (A) 10,000,000 multiplied by (B) the Exchange Ratio. If this Section 1.7(h)(ii) applies, then, from and after the First Effective Time, (A) for all purposes under this Agreement, “Additional Shares” will mean the shares of Parent Common Stock that will be subject to issuance pursuant to the prior sentence, (B) all other terms of Section 2.17 of the INSU Merger Agreement (and related definitions) shall apply with respect to Parent as if Parent were “Parent” under the INSU Merger Agreement and (C) if a Change of Control of Parent (as defined in Section 2.17(g) of the INSU Merger Agreement after giving effect to clause (B) above) occurs after the First Effective Time and prior to the Release Date (as defined in Section 2.17(b) of the INSU Merger Agreement), or if any other transaction with respect to Parent or the Parent Common Stock occurs prior to the Release Date that would impact the terms of the arrangement contemplated by Section 2.17 of the INSU Merger Agreement to the Legacy Company Equityholders, then Parent shall use its reasonable best efforts to ensure that appropriate arrangements will be made to ensure that the Legacy Company Equityholders will retain the benefits of the provisions of Section 2.17 of the INSU Merger Agreement (including by effecting adjustments to the target stock price and number of shares subject to issuance hereunder and thereunder in the manner contemplated by this Section 1.7(h) or in a substantially similar manner).
1.8No Fractional Shares.
(a)No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued.
(b)Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5(b) (after aggregating all fractional shares of Parent Common Stock otherwise issuable to such holder pursuant to Section 1.5(b)) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificates representing shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Stock Certificates”) or book-entry positions representing non-certificated shares of Company Common Stock outstanding as of immediately prior to the First Effective Time (“Company Book-Entry Shares”) in accordance with Section 1.10, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required tax withholding, determined by multiplying such fraction by the Parent Stock Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration. The payment of cash in lieu of fractional share interests pursuant to this Section 1.8(b) is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
1.9Closing of Transfer Books.
At the First Effective Time:
(a)all shares of Company Common Stock outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist, and all holders of Company Stock Certificates and of Company Book-Entry Shares shall cease to have any rights as stockholders of the Company, except (unless such holder is subject to Section 1.5(a)) the right to receive the Merger Consideration pursuant to Section 1.5(b), cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.8(b) and any dividends or other distributions pursuant to Section 1.10(f); and
(b)the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time and no further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid Company Stock Certificate or a Company Book-Entry Share is presented to the Exchange Agent or to the Initial Surviving Corporation, the Surviving Company or Parent, such Company Stock Certificate or Company Book-Entry Share shall be cancelled and shall be exchanged as provided in Section 1.10.
1.10Exchange of Certificates and Cancellation of Book-Entry Positions.
(a)Prior to the Closing Date, Parent shall select Parent’s transfer agent or another reputable bank or trust company reasonably satisfactory to Parent to act as exchange agent with respect to the Mergers (the “Exchange Agent”). Prior to or substantially concurrent with the First Effective Time, Parent shall cause to be deposited with the Exchange Agent (i) certificates or evidence of book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 1.5; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.8(b). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.10(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, and any interest or other income with respect to such cash amount, are referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Section 1 (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund).
(b)With respect to Company Stock Certificates, as promptly as reasonably practicable after the First Effective Time (but in no event later than five (5) Business Days after the First Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of each such Company Stock Certificate (i) a notice advising such holder of the effectiveness of the Mergers; (ii) a letter of transmittal in customary form and reasonably acceptable to each of Parent and the Company specifying that delivery shall be effected, and risk of loss and title to a Company Stock Certificate shall pass, only upon delivery of the Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) to the Exchange Agent (the “Letter of Transmittal”); and (iii) instructions for surrendering a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) to the Exchange Agent. Upon surrender to the Exchange Agent of a Company Stock Certificate (or affidavit of loss in lieu of a Company Stock Certificate as provided in Section 1.10(e)) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, Parent shall instruct, and use its reasonable best efforts to cause, the Exchange Agent to mail to each holder of record of any such Company Stock Certificate in exchange therefor, as promptly as reasonably practicable thereafter, (i) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to this Section 1 in non-certificated book-entry form in the name of such record holder (subject to Section 1.10(i)) and (ii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of (A) any cash in lieu of fractional shares plus (B) any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1. Any Company Stock Certificate that has been so surrendered shall be cancelled by the Exchange Agent.
(c)With respect to Company Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall instruct, and use its reasonable best efforts to cause, the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.12) of any cash in lieu of fractional shares plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to this Section 1, and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent. Subject to Section 1.10(i), payment of the Merger Consideration with respect to Non-DTC Book-Entry Shares shall only be made to the person in whose name such Non-DTC Book-Entry Shares are registered.
(d)With respect to Company Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Section 1.
(e)In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Section 1, as if such lost, stolen or destroyed Company Stock Certificate had been surrendered.
(f)No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate or Company Book-Entry Shares with respect to the shares of Parent Common Stock that such holder has the right to receive in the Mergers until the later to occur of (A) the date on which the holder surrenders such

Company Stock Certificate or Company Book-Entry Shares in accordance with this Section 1.10; and (B) the payment date for such dividend or distribution with respect to Parent Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
(g)Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates or Company Book-Entry Shares as of the date that is one (1) year after the date on which the Mergers becomes effective shall be delivered to Parent upon demand. Any holders of Company Stock Certificates or Company Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or Company Book-Entry Shares in accordance with this Section 1.10 shall thereafter be entitled to look to Parent for, and be entitled to receive from Parent, the Merger Consideration pursuant to the provisions of Section 1.5, cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8(b) and any dividends or distributions with respect to shares of Parent Common Stock pursuant to Section 1.10(f).
(h)Neither Parent, the Initial Surviving Corporation, nor the Surviving Company shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement. If any Company Stock Certificate or Company Book-Entry Share has not been surrendered prior to the date on which any portion of the Merger Consideration and any dividends or distributions, in each case, that a holder of such Company Stock Certificates or Company Book-Entry Share has the right to receive pursuant to this Section 1 in respect of such Company Stock Certificate or Company Book-Entry Share would otherwise escheat to or become property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Company Stock Certificate or Company Book-Entry Share shall, to the extent permitted by applicable Legal Requirement, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.
(i)In the event of a transfer of ownership of any shares of Company Common Stock that is not registered in the transfer records of the Company, the Exchange Agent may deliver the Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 1.8(b) or any dividends or distributions pursuant to Section 1.10(f)) to such transferee if (A) in the case of Company Book-Entry Shares, written instructions authorizing the transfer of the Company Book-Entry Shares are presented to the Exchange Agent, (B) in the case of Company Stock Certificates, the Company Stock Certificates formerly representing such shares of Company Common Stock are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Company Stock Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any shares of Parent Common Stock are to be delivered to a Person other than the holder in whose name any shares of Company Common Stock are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of shares of Parent Common Stock to a Person other than the registered holder of any shares of Company Common Stock, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.
1.11Further Action. If, at any time after the First Effective Time, any further action is determined by Parent, the Initial Surviving Corporation or the Surviving Company to be necessary to carry out the purposes of this Agreement, the officers and directors of Parent shall (in the name of the Acquisition Subs, in the name of the Company or otherwise) be fully authorized to take such action.
1.12Tax Withholding. Each of Parent, the Exchange Agent, Acquisition Sub I, Acquisition Sub II, the Company, the Initial Surviving Corporation and the Surviving Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment pursuant to the Code or any other applicable Legal Requirement relating to Taxes. To the extent that amounts are so deducted or withheld and, if required, paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
1.13No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.
Section 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and the Acquisition Subs that, except as set forth or incorporated by reference in the Company SEC Documents filed on or after January 1, 2020 and publicly available at least one (1) Business Day prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 2.1, Section 2.2, Section 2.3 or Section 2.4) or, subject to Section 7.12, in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”):

2.1Due Organization and Good Standing; Subsidiaries.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect. The Company is duly qualified and has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect.
(b)Exhibit 21.1 of the Most Recent Company 10-K/A is a true, correct and complete list of each Entity that is a Company Subsidiary as of the date of this Agreement (other than the Company Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)). Neither the Company nor any Company Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K/A and any other wholly owned Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and (other than Company Insurance Subsidiaries) Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified and (other than Company Insurance Subsidiaries) has all necessary Governmental Authorizations to do business, and (where such concept is recognized under the laws of the jurisdiction in which it is organized) is in good standing, in each other jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, except for restrictions on transfer under applicable securities laws.
2.2Organizational Documents. Prior to the date of this Agreement, the Company has made available to Parent copies of the Organizational Documents of the Company and each Company Subsidiary, including all amendments thereto, as in effect on the date hereof. The Organizational Documents of the Company and each Company Subsidiary are in full force and effect and neither (a) the Company nor (b) except as, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect, any Company Subsidiary is in violation of any of the provisions of such Organizational Documents.
2.3Capitalization.
(a)The authorized capital stock of the Company consists of (i) 640,000,000 shares of Company Common Stock, of which 127,741,367 were issued and outstanding as of November 5, 2021 (the “Company Capitalization Date”); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which were outstanding as of the Company Capitalization Date. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance pursuant to the Company Equity Agreements will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable.

(b)Except as set forth in the Company’s or any Company Subsidiary’s Organizational Documents, the Company Equity Agreements, the Company Warrant Agreements and the Sponsor Share Cancellation and Vesting Agreement, (i) none of the outstanding shares of Company Common Stock or capital or other equity interests of any Company Subsidiary is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock or capital or other equity interests of any Company Subsidiary is subject to any right of first refusal in favor of the Company or any Company Subsidiary; (iii) there are no bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote; and (iv) there is no Contract to which the Company or any Company Subsidiary is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock or capital or other equity interests of any Company Subsidiary. Except as set forth in the Company Equity Agreements and the Company Warrant Agreements, neither the Company nor any Company Subsidiary is under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, capital or other equity interests of any Company Subsidiary or any other securities.
(c)As of the Company Capitalization Date: (i) 7,666,646 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Public Warrants; (ii) 180,000 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Placement Warrants; (iii) 10,000,000 shares of Company Common Stock reserved for issuance pursuant to the INSU Merger Agreement; (iv) 2,709,873 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options, including 406,191 shares of Company Common Stock subject to issuance pursuant to outstanding Company Options that vest based on the achievement of performance goals (assuming achievement at maximum levels); (v) 12,907,346 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs, including 3,024,245 shares of Company Common Stock subject to Company RSUs that vest based on the achievement of performance goals (assuming achievement at maximum levels); (vi) 1,900,912 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP; and (vii) except as set forth in Section 2.3(a), no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of (A) the Company Warrant Agreements; (B) the Company Equity Plans; and (C) the forms of all stock option agreements evidencing Company Options, outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Company RSUs outstanding as of the date of this Agreement. The per share exercise price of each such Company Option was at least equal to the fair market value of one (1) share of Company Common Stock on the date of grant of such Company Option. Part 2.3(c) of the Company Disclosure Schedule sets forth a list, as of the Company Capitalization Date, of all Company Options and awards of Company RSUs, in each case, including the holder of such Company Option or award of Company RSUs, the number of shares of Company Common Stock subject to such Company Option or award of Company RSUs, the grant date of such Company Option or award of Company RSUs, the per share exercise price of such Company Option, the vesting schedule for such Company Option or award of Company RSUs, and the date on which such Company Option expires.
(d)Except as set forth in this Section 2.3, as of the Company Capitalization Date, there were no (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of the Company or any Company Subsidiary, in each case, to which the Company or any Company Subsidiary is a party; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other equity securities of the Company or any Company Subsidiary; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.
(e)From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has issued any shares of Company Common Stock or other equity interests of the Company or any Company Subsidiary, other than pursuant to Company Options, Company RSUs or Company Warrants, in each case, that were outstanding as of the Company Capitalization Date.
2.4Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to receipt of the Required Company Stockholder Vote and the Governmental Authorizations identified in Part 5.1(c) of the Company Disclosure Schedule, to consummate the Mergers. On or prior to the date hereof, the Company Board has unanimously (a) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Mergers by the Company; (b) determined that the Mergers are fair to and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers; and (d) subject to the terms and conditions hereof, directed that this Agreement be submitted to a vote of the Company’s stockholders, recommended that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), and resolved to include the Company Board Recommendation in the Proxy Statement/Prospectus, subject to Section 4.2. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Mergers and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company (including the approval of the Company Board) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, in each case other than, with respect to the consummation of the Mergers, the receipt of the Required Company Stockholder Vote, the Governmental Authorizations identified in Part 5.1(c) of the Company Disclosure Schedule and the filing of the Certificates of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and the Acquisition Subs, constitutes the valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) principles of law governing or relating to specific performance, injunctive relief and other equitable remedies, as from time to time in effect (the “Bankruptcy and Equity Exception”).
2.5Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock issued and outstanding on the record date for the Company Stockholder Meeting and entitled to vote on the proposal to adopt this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Legal Requirements and Organizational Documents of the Company to approve or adopt this Agreement or for the Company to consummate the transactions contemplated hereby, including the Mergers.
2.6Non-Contravention; Consents.
(a)The execution and delivery of this Agreement by the Company and, assuming receipt of the Required Company Stockholder Vote and the Governmental Authorizations identified in Part 5.1(c) of the Company Disclosure Schedule, the consummation by the Company of the Mergers will not (i) cause a violation of any of the provisions of the Organizational Documents of the Company or any Company Subsidiary; (ii) assuming the consents and filings referred to in Section 2.6(b) are made and obtained, conflict with or violate any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any material loss, limitation or impairment of any right of the Company or any Company Subsidiary to own or use any assets, result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon the Company or any Company Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Company Permitted Encumbrances) upon any of the properties, rights or assets of the Company or any Company Subsidiary.
(b)Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of Nasdaq, and except as set forth in Part 2.6(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Mergers in each case, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

2.7Reports; Financial Statements; Internal Controls.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC under the Exchange Act or Securities Act since January 1, 2019 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing) (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of Nasdaq, each as in effect on the date such Company SEC Document was filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary has been required to file any forms, reports or other documents with the SEC at any time since November 24, 2020. Since November 24, 2020, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(b)The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments); (iii) fairly present, in all material respects, the financial position of the Company and the Company’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of the Company and the Company’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal year-end adjustments and (iv) have been prepared from the books and records of the Company and the Company’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than the Company and the Company’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, Moss Adams LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company.

(c)The Company maintains, and at all times since January 1, 2019, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Company Subsidiaries that could have a material effect on the financial statements. To the knowledge of the Company, the Company has not engaged in any material transactions that have not been properly recorded in the accounting records underlying its consolidated financial statements and there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting. The Company has maintained the integrity of its financial reporting through proper access and change management procedures, along with customary reconciliations, reperformance and recalculations of key formulas, and detailed reviews performed by competent and qualified individuals. Management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
(d)Since January 1, 2019, (i) none of the Company or any Company Subsidiary nor, to the knowledge of the Company, any director or officer of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Company’s knowledge, oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or any material complaint, allegation, assertion or claim from employees of the Company or any Company Subsidiary regarding questionable accounting or auditing matters with respect to the Company or any Company Subsidiary, and (ii) to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.
(e)The Company maintains disclosure controls as required by Rule 13a-15 or 15d15 under the Exchange Act. As of the date hereof, the Company is in compliance in all material respects with all current listing requirements of the Nasdaq Global Select Market (“Nasdaq”).

(f)Neither the Company nor any Company Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(g)As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents, and none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review or investigation.
(h)Neither the Company nor any Company Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Company Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Company Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not constituted or resulted in a Company Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
2.8Absence of Certain Changes.
(a)Since the date of the Most Recent Company Balance Sheet to the date of this Agreement, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had a Company Material Adverse Effect.
(b)Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, from the date of the Most Recent Company Balance Sheet to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business (other than with respect to any Pandemic Measures), and neither the Company nor any Company Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require Parent’s consent pursuant to Sections 4.1(a)(i), (ii), (iii), (iv), (vi), (viii), (xi), (xii), (xiv), (xvi), (xxiii), or clause (xxiv) or, as it relates to any of the foregoing clauses, Section 4.1(a)(xxv).
2.9Intellectual Property and Related Matters.
(a)Part 2.9(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement, of all Company IP that is Registered IP (collectively, the “Company Registered IP”), including for each item (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and, where applicable, the title; and (iv) the date of filing or of registration.
(b)To the knowledge of the Company, the material Company Registered IP is valid (or in the case of applications, applied for), subsisting and enforceable; and to the knowledge of the Company, none of the material Company Registered IP has lapsed or been abandoned or cancelled (other than on the expiration of the full term for such Registered IP). Since January 1, 2017, neither the Company nor any Company Subsidiary has received any notice or claim challenging the validity of enforceability of any material Company Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Company Registered IP is invalid or unenforceable, and there is currently no Legal Proceeding pending or threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged. All of the registrations and pending applications to Governmental Entities or regulatory bodies with respect to any material Company Registered IP have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and the Company and Company Subsidiaries have taken all other actions required to maintain their validity and effectiveness.
(c)All material Company IP is owned exclusively by the Company or a Company Subsidiary free and clear of all Liens other than Company Permitted Encumbrances. The Company and the Company Subsidiaries are duly licensed under or are otherwise authorized to use all material Third Party Intellectual Property used in, held for use in or necessary for the conduct of the businesses of the Company and the Company Subsidiaries, and such material Third Party Intellectual Property, together with the material Company IP, collectively constitutes all of the Intellectual Property that is necessary for the conduct of the businesses of the Company and the Company Subsidiaries as it has been conducted in the twelve (12) months prior to the date of this Agreement. All such material licensed Third Party Intellectual Property will not cease to be valid and enforceable rights of the Company or Company Subsidiaries, as applicable, by reason of the execution, delivery and performance of this Agreement or by any ancillary agreements executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby.
(d)Neither the Company nor any Company Subsidiary is subject to any outstanding Order that restricts in any material manner the use, transfer or licensing of any material Company IP. The execution, delivery and performance of this Agreement, and the Closing, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, or otherwise result in (i) a loss of, or Lien on, any material Company IP or material Parent IP; (ii) a material breach of, material termination of, or material acceleration or material modification of any right under any Contract listed or required to be listed in Part 2.9(k) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any material Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company IP or material Parent IP.
(e)To the knowledge of the Company, the operations of the businesses of the Company and the Company Subsidiaries as currently conducted, including the Company’s and the Company Subsidiaries’ design, manufacture, provision, and sale of any Company Products, do not infringe, misappropriate or otherwise violate, and, since January 1, 2017, have not infringed, misappropriated or otherwise violated, any Intellectual Property owned by any other Person. No Legal Proceeding is pending or threatened in writing against the Company or any Company Subsidiary, and there have been no written complaints, claims or notices received by the Company or any Company Subsidiary since January 1, 2017, alleging any infringement, misappropriation or violation of any Intellectual Property of any other Person by the Company or any Company Subsidiary. No written requests or demands for indemnification or defense as a result of a claim that a Company Product infringes Third Party Intellectual Property has been received by the Company or any Company Subsidiary from any third Person since January 1,

2017 that have resulted, or could reasonably be expected to result, in material liability to the Company or a Company Subsidiary. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company IP by any third Person. Since January 1, 2017, neither Company nor any Company Subsidiary has brought any Legal Proceeding against any other Person, or provided any other Person with written notice, alleging any Person is infringing, misappropriating or otherwise violating any material Company IP.
(f)Neither the Company nor any Company Subsidiary has received any material support, funding, resources or assistance from any government entities, or from any university, college, other academic institutions, or non-profit research centers (other than in connection with customer agreements in the ordinary course of business) in the development of any (i) Company Product or (ii) Software or other Technology of the Company and the Company Subsidiaries, in each case (i) and (ii) that resulted in, or is reasonably expected to result in, such third parties being granted any rights or licenses to, or ownership interest in, any material Company IP.
(g)(i) Neither the Company nor any Company Subsidiary is nor has ever been a member of, a contributor to, or in any way affiliated with, any industry standards organization, body, working group, patent pool, trade association, or similar organization, and (ii) neither the Company nor any Company Subsidiary, nor any material Company IP is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any industry standards organization, body, working group, patent pool, trade association, or similar organization.
(h)The Company and each Company Subsidiary have taken commercially reasonable steps to protect all Trade Secrets that are material to the Company or the Company Subsidiaries and, to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such material Trade Secrets. Each current and former employee of, and each current and former consultant to, the Company or any Company Subsidiary, in each case, who has been engaged in the development of any (i) Company Product, or (ii) material Software or other material Technology of the Company and the Company Subsidiaries, has entered into a valid and enforceable proprietary information and invention assignment agreement with the Company or a Company Subsidiary for whom such employee or consultant provides or provided services containing an assignment to the Company or the Company Subsidiaries, as applicable, of all Intellectual Property in such Person’s contribution to the Company IP except to the extent such Intellectual Property is not legally assignable, and the Company and Company Subsidiaries have obtained waivers of all non-assignable rights. Since January 1, 2017, to the knowledge of the Company, no such employee or consultant has materially violated such agreement or otherwise misappropriated any Trade Secret that constitutes material Company IP. No Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any material Company IP (other than the right to use Company IP expressly granted to such Person under a Contract with the Company or a Company Subsidiary).
(i)Neither the Company nor any Company Subsidiary is in breach of any material terms or conditions of any relevant Open Source Licenses for Open Source incorporated into the material proprietary Software of the Company or the Company Subsidiaries, including notice and attribution obligations. No Software that is material Company IP is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) requires, or conditions the use or distribution of such Software on, (A) the disclosure, licensing, or distribution of the source code for such Software or portion thereof or (B) the granting to licensees of the right to make derivative works or other modifications to such Software or portion thereof; (ii) imposes any restriction on the consideration to be charged for the distribution thereof; (iii) creates, or purports to create, obligations for Company or any Company Subsidiary with respect to any such Software or grants, or purports to grant, to any third party, any rights or immunities under any such Software; or (iv) imposes any other material limitation, restriction, or condition on the right of Company or any Company Subsidiary with respect to its use or distribution.
(j)To the knowledge of the Company, any Software or firmware incorporated in or provided with the products, and any media used to distribute it, contain at delivery no computer instructions, circuitry or other technological means whose purpose or effect is to disrupt, damage or negatively interfere with any use of any customer’s computer and communications facilities or equipment (“Harmful Code”), and Company and the Company Subsidiaries have used reasonable best efforts to prevent the introduction of such Harmful Code to all Software, firmware and media distributed or sold by the Company and the Company Subsidiaries. “Harmful Code” includes (a) any instrumentality that could cause the Software or firmware to fail to be operative upon command of or by design by the Company or the Company Subsidiaries, and (b) any code containing viruses, trojan horses, worms, or like destructive code or code that self-replicates. Neither the Company nor any Company Subsidiary has entered into any agreement requiring the Company or the Company Subsidiary to place the Software source code or any other material Company IP in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.
(k)Part 2.9(k) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of, (i) all Contracts pursuant to which a third Person has licensed (including covenants not to sue) to the Company or a Company Subsidiary any material Intellectual Property, or licenses to IP blocks included in Company Products (other than Open Source Licenses and licenses to Generally Available Software) (“In-Bound Licenses”); and (ii) each Contract pursuant to which the Company has granted to any third Person any right or license (including covenants not to sue) to any material Company IP (other than non-exclusive licenses granted in the ordinary course in connection with the sale or use of any Company Products) (“Out-Bound Licenses” and, together with the In-Bound Licenses, the “Company IP Licenses”). Neither the Company nor any Company Subsidiary is bound by, and no material Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Company Subsidiary to use, exploit, assert, or enforce any of its material Intellectual Property in any material respect anywhere in the world. Without limiting the foregoing, neither the Company nor any Company Subsidiary has granted any exclusive licenses to any material Company IP.
(l)(i) The Company and each Company Subsidiary is in compliance, and has since January 1, 2017 complied, with all applicable Legal Requirements and Privacy and Security Laws regarding Business Data; (ii) neither the Company nor any Company Subsidiary has, since January 1, 2017, received any written notice from any applicable Governmental Entity alleging any violation of Legal Requirements regarding Business Data by the Company or any Company Subsidiary, nor has the Company or any of the Company Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) the Company and each Company Subsidiary, has, since January 1, 2017, taken reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Business Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, neither the Company nor any Company Subsidiary has suffered a material Data Security Incident; and (iv) the Company and each Company Subsidiary, has, since January 1, 2017, taken reasonable steps with respect to all third party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Business Data for or on behalf of the Company and the Company Subsidiaries (each, a “Data Service Provider”) to obligate such Persons to take steps to protect and secure Business Data from loss or unauthorized use, access, modification or disclosure, and, to the knowledge of the Company, no Data Service Provider has suffered a material Data Security Incident.
(m)The Company and each Company Subsidiary at all times have posted the applicable Company Privacy Policy(ies) on each of their websites, applications, and other online services (“Company Sites”), in a manner readily available to visitors and current and potential users and customers and in compliance with all Privacy and Security Laws. No statement on any Company Site, or in any Company Privacy Policy, has been misleading, deceptive, or in violation of any Privacy and Security Law. The Company and each of the Company Subsidiaries materially complies and has complied at all times with all Company Privacy Policies, all Privacy and Security Laws, all filings, registrations, and certifications made with respect to such Privacy and Security Law and, to the extent applicable, the Payment Card Industry Data Security Standards with respect to any payment card data that the Company has collected, processed, or handled. The execution, delivery and performance of this Agreement complies and will comply with all Privacy and Security Laws and the Company’s and each of the Company Subsidiaries’ applicable published privacy policies in each case.
(n)There is not and has not been any Legal Proceeding against, or to the Company’s Knowledge, investigation (formal or informal) of the Company or any Company Subsidiaries, by any private party, the Federal Trade Commission, any state attorneys general, or any other Governmental Entity, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Business Data. To the knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such Legal Proceeding against or investigation of the Company or any Company Subsidiary. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Business Data by or for the Company or any Company Subsidiary.
(o)The Company and the Company Subsidiaries each have written agreements in place with all Data Service Providers in which each Data Service Provider has provided guarantees, warranties, or covenants in relation to processing of Business Data, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s compliance with Privacy and Security Laws. To the extent the subject of such agreements relates to the processing of Personal Data on behalf of the Company or any Company Subsidiaries, each Contract contains all material contractual provisions required under the Privacy and Security Laws, including but not limited to contractual provisions regarding the use, disclosure and retention of Personal Data.
(p)The information technology systems used by the Company and any Company Subsidiaries (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company and the Company Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and Company Subsidiaries as conducted since January 1, 2017. The Company and each Company Subsidiary have materially complied with all data security requirements under the Privacy and Security Laws, including, but not limited to: (i) conducting regular network monitoring and/or system vulnerability scans of the IT Systems; (ii) maintaining a comprehensive written information security program covering the IT Systems; (iii) utilizing all physical, administrative and technical safeguards applicable to the Company or any Company Subsidiaries under the Privacy and Security Laws, including, multifactor authentication and encryption, to protect Business Data contained in the IT Systems; and (iv) certifying compliance with such requirements to a Governmental Entity where required under applicable Privacy and Security Laws. Without limiting the foregoing, (i) the Company and the Company Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from malicious code, and (ii) the Company and the Company Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their business and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems. There has been no material failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems that (i) has resulted in a material disruption or material interruption in the operation of the business of the Company or any Company Subsidiary or (ii) to the knowledge of the Company, has resulted in a material Data Security Incident. The IT Systems currently used by the Company are in good working condition and operate and perform as necessary to conduct all business operations of the Company. All Business Data will continue to be available by the Company following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
2.10Title to Assets; Real Property. The Company or a Company Subsidiary owns, and has good and marketable title to, or in the case of assets purported to be leased by the Company or a Company Subsidiary, leases and has valid leasehold interest in, each of the material tangible assets owned or leased by the Company or a Company Subsidiary, free and clear of all Liens (other than Company Permitted Encumbrances). The Company or a Company Subsidiary does not own any real property. Either the Company or a Company Subsidiary has a good and valid binding leasehold interest in each material property leased, subleased or other material agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (such real property, collectively, the “Company Leased Real Property”), in each case pursuant to a written lease, sublease, license, or other use or occupancy agreement, in each case that is a valid and binding obligation of the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto, and (i)

none of the Company or any Company Subsidiary is in default of any provision of any such lease, except for such defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and (ii) the Company has delivered to the Acquisition Subs a true, correct and complete copy of each such material lease. All buildings, structures, improvements, fixtures, building systems and improvements situated on the Company Leased Real Property comprise all of the material real property used in the conduct of the business of the Company or the Company Subsidiaries.
2.11Contracts. Part 2.11 of the Company Disclosure Schedule contains a list as of the date of this Agreement of each of the following Contracts to which the Company or a Company Subsidiary is a party (each such Contract (x) required to be listed in Part 2.11 of the Company Disclosure Schedule, (y) that is a Company IP License, or (z) that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as an exhibit to the Most Recent Company 10-K/A under the Exchange Act (other than any Company Plan), being referred to as a “Material Contract”):
(a)each Contract that restricts in any material respect the ability of the Company, any Company Subsidiary or any Affiliate of any of them to (i) engage or compete in any geographic area or line of business, market or field, or to develop, sell, supply, manufacture, market, distribute, or support any material product or service, or to make use of any Company IP, including any grants by the Company or any Company Subsidiary of exclusive rights or licenses, (ii) transact with any Person or (iii) solicit any client or customer (or that would so restrict Parent, any Parent Subsidiary or any Affiliate of any of them following the Closing);
(b)each joint venture agreement, partnership agreement or similar agreement with a third party;
(c)each Contract (other than any Organizational Document) between the Company or any Company Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b2 and Rule 16a-1 of the Exchange Act), on the other hand, including (but not limited to) any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such director, officer, Affiliate or “associate” or “immediate family” member, but excluding any Company Plan;
(d)each Contract evidencing indebtedness for money borrowed by the Company or any Company Subsidiary from a third party lender, and each Contract pursuant to which any such indebtedness for borrowed money is guaranteed by the Company or any Company Subsidiary, in each case in excess of $250,000;
(e)each Contract expressly limiting or restricting the ability of the Company or any Company Subsidiary (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to pledge their capital stock or other equity interests, (iii) to issue any guaranty, (iv) to make loans to the Company or any Company Subsidiary, or (v) to grant Liens on the property of the Company or any Company Subsidiary;

(f)each Contract that obligates the Company or any Company Subsidiary to make any loans, advances or capital contributions to, or investments in, any Person;
(g)each Contract that grants any right of first refusal, first notice, first negotiation or right of first offer or similar right with respect to any assets, rights or properties of the Company or any Company Subsidiary, taken as a whole;
(h)each Contract or series of related Contracts (excluding (i) purchase orders given or received in the ordinary course of business and (ii) Contracts between the Company and any wholly owned Company Subsidiary or among any wholly owned Company Subsidiaries) under which the Company or any Company Subsidiary (A) paid in excess of $250,000 in fiscal year 2021 or (B) received in excess of $250,000 in fiscal year 2021;
(i)each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or a Company Subsidiary from a sole source;
(j)each Contract containing any “take or pay”, minimum commitments or similar provisions;
(k)each collective bargaining or other labor or works council agreement covering employees of the Company or a Company Subsidiary;
(l)each lease involving real property pursuant to which the Company or any Company Subsidiary is required to pay a monthly base rental in excess of $250,000;
(m)each lease or rental Contract involving personal property (and not relating primarily to real property) pursuant to which the Company or any Company Subsidiary is required to make rental payments in excess of $150,000 per month (excluding leases or rental Contracts for office equipment entered into in the ordinary course of business);
(n)each Contract relating to the acquisition, sale or disposition of any business unit or product line of the Company or any Company Subsidiary and with any outstanding obligations that are material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement;
(o)each Contract (i)(A) between the Company or any Company Subsidiary and any Governmental Entity or (B) between the Company or any Company Subsidiary, as a subcontractor and any prime contractor to any Governmental Entity or (ii) financed by any Governmental entity and subject to the rules and regulations of any Governmental Entity concerning procurement;
(p)each Contract with any “most favored nation” provision or that otherwise requires the Company or any Company Subsidiary (or, following the Closing, would require Parent or any Parent Subsidiary) to conduct business with any Person on a preferential or exclusive basis or that includes a price protection or rebate provision in favor of the counterparty to such Contract, excluding, for clarity, commissions payable with respect to the sale of Insurance Contracts;

(q)each settlement agreement entered into since January 1, 2019 (i) with a Governmental Entity, (ii) that requires the Company or any Company Subsidiary to pay more than $250,000 after the date of this Agreement or (iii) that imposes any material restrictions on the business of the Company or any Company Subsidiary;
(r)each Contract with any Top Producer of the Company and its Subsidiaries;
(s)each Reinsurance Agreement; and
(t)each Contract relating to the creation of a Lien (other than Company Permitted Encumbrances) with respect to any material asset of the Company or any Company Subsidiary.
There are no existing breaches or defaults on the part of the Company or any Company Subsidiary under any Material Contract, and, to the knowledge of the Company, there are no existing breaches or defaults on the part of any other Person under any Material Contract, in each case except where such breaches or defaults would not, individually or in the aggregate, reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole. No event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that, with notice or the lapse of time or both, would constitute a breach of or default under the terms of any Material Contract, in each case except where such breaches or defaults, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each Material Contract is valid, has not been terminated other than in accordance with the terms and conditions of such Material Contract, is enforceable against the Company or the applicable Company Subsidiary that is a party to such Material Contract, and, to the knowledge of the Company, is enforceable against the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, except as, individually or in the aggregate, has not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. None of the Company or any Company Subsidiary has any outstanding material disputes with a Top Supplier. No Top Supplier to the Company or a Company Subsidiary has materially modified any Contract with the Company or any Company Subsidiary or canceled, terminated, materially reduced the scale of its business conducted with the Company or any Company Subsidiary, given notice to the Company or any Company Subsidiary of any intention to materially modify any Contract with the Company or any Company Subsidiary or to cancel, terminate or materially reduce the scale of its business conducted with the Company or any Company Subsidiary, or, to the knowledge of the Company, threatened to do any of the foregoing or, to the knowledge of the Company, been threatened with bankruptcy or insolvency.
2.12Compliance with Legal Requirements.
(a)The Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance with all Legal Requirements applicable to them and their businesses, except where the failure to comply with such Legal Requirements, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, during the three (3)-year period prior to the date of this Agreement (i) to the knowledge of the Company, received any written notice or verbal notice from any Governmental Entity regarding any material violation by the Company or any Company Subsidiaries of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by the Company or any Company Subsidiary of any Legal Requirement.
(b)The Company and the Company Subsidiaries hold, and have at all times since January 1, 2019 held, all material Governmental Authorizations necessary for the lawful operation of the businesses of the Company and the Company Subsidiaries, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as currently conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file, pay or hold such Company Permits has not had and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) all Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened; and (ii) the Company and each Company Subsidiary is in compliance with the terms and requirements of all Company Permits.
(c)Part 2.12(c) of the Company Disclosure Schedule sets forth a true and complete list, by Company Insurance Subsidiary, of all jurisdictions in which each such Company Insurance Subsidiary is licensed or authorized to write insurance business as of the date hereof.
(d)The Company and each Company Subsidiary have at all times since January 1, 2019 complied in all material respects with applicable Sanctions Laws and Export Control Laws. Neither the Company or any Company Subsidiary has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Entity or other Legal Proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws, and neither the Company or any Company Subsidiary has been notified in writing of any such pending or threatened actions. Neither the Company nor any Company Subsidiary, nor any director, officer or employee, nor to the knowledge of the Company, any independent contractor, consultant, agent or other person acting on behalf of the Company or any Company Subsidiary, is a Prohibited Person or is subject to debarment or any list-based designations under the Export Control Laws. Since January 1, 2019, the Company and the Company Subsidiaries have secured and maintained all necessary permits, registrations, agreements or other authorizations, including amendments thereof pursuant to the Export Control Laws or Sanctions Laws, including for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (the “Export Approvals”), and each of the Company and the Company Subsidiaries is and, since January 1, 2019, has been in compliance in all material respects with the terms of all Export Approvals. To the knowledge of the Company, there are no pending or threatened claims against the Company or any Company Subsidiary with respect to such Export Approvals.

(e)None of the officers, directors, employees or majority owners of the Company or any of its Subsidiaries is a foreign or domestic Government Official.
2.13Legal Proceedings; Investigations; Orders.
(a)Other than ordinary course claims and related Legal Proceedings or ordinary course claims and related Legal Proceedings in connection with Insurance Contracts issued by any Company Insurance Subsidiary, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting any of their respective properties or assets that (i) would adversely affect the Company’s or any Company Subsidiary’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(b)There are no subpoenas, civil investigative demands or other written requests for information issued by a Governmental Entity to the Company or any Company Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, any governmental investigations of the Company or any Company Subsidiary, or any of their respective properties, relating to violations of any Legal Requirement that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(c)There is no Order under which the Company or any Company Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has been or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
2.14Certain Business Practices. Since January 1, 2019, neither the Company nor any Company Subsidiary, nor any director or officer or, to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, (a) violated or taken any action that would result in a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or its predecessor laws, or any other Legal Requirements concerning corrupt payments applicable to the Company or any Company Subsidiary (collectively, the “Anti-Corruption Laws”) or (b) (i) used, offered to use or authorized the use of any funds of the Company or a Company Subsidiary for unlawful contributions, unlawful gifts or unlawful entertainment, or for other unlawful payments, related to political activity or otherwise; (ii) made, offered to make or authorized any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any inaccurate entry on the books or records of the Company or any Company Subsidiary; or (v) made, offered to make or authorized any bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, in any form. Neither the Company nor any Company Subsidiary is or within the past three (3) years has been (i) to the knowledge of the

Company, under external or internal investigation by any Governmental Entity for any potential or actual violation of any AntiCorruption Laws or (ii) has received any written or other notice from any Governmental Entity regarding any potential or actual violation of, or failure to comply with, any AntiCorruption Laws. Since January 1, 2019, neither the Company nor any Company Subsidiary has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other violation or liability arising under or relating to any potential Anti-Corruption Laws.
2.15Tax Matters.
(a)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:
(i)The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them (the “Company Returns”) and all such Company Returns are true, correct and complete.
(ii)The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any Tax Return), have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
(iii)Each of the Company and the Company Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(iv)No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any Company Subsidiary has not filed a Tax Return of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction with respect to Taxes that are the subject to such Tax Return.
(v)Neither the Company nor any Company Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in, or use of improper, method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received or paid (or deferred revenue accrued) outside of the ordinary course of business prior to the Closing Date, or (iii) as a result of having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8.

Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.
(vi)Neither the Company nor any Company Subsidiary is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established in accordance with GAAP on the financial statements included in the Company SEC Documents.
(vii)There are no Liens in respect of or on account of Taxes upon any of the property or assets of the Company or any Company Subsidiary, except for Taxes not yet due and payable.
(viii)Neither the Company nor any of the Company Subsidiaries (i) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which the Company is the common parent or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.
(ix)Neither the Company nor any Company Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among the Company and/or the Company Subsidiaries.
(x)Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.
(xi)Neither the Company nor any Company Subsidiary (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (v) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Tax authority.

(xii)Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).
(b)Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Mergers, in the two (2) years prior to the date of this Agreement.
(c)Neither the Company nor any Company Subsidiary has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.
2.16Employee Benefit Plans.
(a)Part 2.16(a) of the Company Disclosure Schedule sets forth a list of all Company Plans as of the date of this Agreement. Part 2.16(a) of the Company Disclosure Schedule separately identifies each Company Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company or any Company Subsidiary (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”).
(b)The Company has made available to Parent copies of, to the extent applicable (i) the plan document for each material Company Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto) with respect to each Company Plan; (iii) the most recent summary plan description with respect to each Company Plan; (iv) the most recent IRS determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code; and (v) all material correspondence from any Governmental Entity regarding any active or threatened Legal Proceeding regarding any Company Plan.
(c)No Company Plan is, and neither the Company nor any Company Subsidiary contributes to, has at any time in the previous six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (v) voluntary employee benefit association under Section 501(a)(9) of the Code. No Company Plan is a defined benefit pension plan or scheme.
(d)Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such Company Plan is so qualified and nothing has occurred since the date of issuance of such letter that would reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been operated in material compliance with its terms and with all applicable Legal Requirements in all material respects. Without limiting the foregoing, no liability under Title IV of ERISA has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents risk to the Company of incurring a material liability under such Title.
(e)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or together with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to any payment or benefit under any Company Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary under any Company Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits under any Company Plan; (iv) result in any breach or violation of or default under or limit the Company’s or the Parent’s right to amend, modify or terminate any Company Plan; or (v) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary. No Company Plan provides for any gross-up, make-whole or other similar payment or benefit in respect of any taxes under Section 4999 of the Code or Section 409A of the Code.
(f)Each Company Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. No material Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any employee, as a result of a failure to comply with Section 409A of the Code with respect to any Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.
(g)The Company is in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code).
(h)With respect to each Foreign Plan, (i) such Foreign Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Plan’s governing documents and any applicable collective bargaining or other works council agreements, and (ii) such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.
2.17Labor Matters.

(a)Neither the Company nor any Company Subsidiary is a party to, nor does the Company or any Company Subsidiary have a duty to bargain for, any collective bargaining agreement with a labor organization or works council representing any of its employees and, as of the date of this Agreement, there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of the Company or any Company Subsidiary.
(b)As of the date of this Agreement in the past three (3) years, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, material labor dispute, union organizing activity, or any similar activity or dispute, affecting the Company, or to the knowledge of the Company, any threat thereof involving the employees of the Company or any Company Subsidiary. There is not now pending, and, to the knowledge of the Company, no Person has currently threatened in writing to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.
(c)As of the date of this Agreement there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened relating to any employment Contract, wages and hours, mass layoffs or reductions in force, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, employee classification, child labor, disability, affirmative action, unemployment insurance, secondment, employee leave issues and the payment of social security and other employment-related Taxes, retaliation, immigration or discrimination matters involving any employee of the Company or any Company Subsidiary, including charges of unfair labor practices or harassment complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the knowledge of the Company, threatened by or on behalf of any current or former employees or other individual service providers of the Company or any Company Subsidiary.
(d)The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, mass layoffs or reductions in force, plant closing notification, fair labor standards, occupational health and safety, employee classification, child labor, disability, affirmative action, unemployment insurance, secondment, employee leave issues and the payment of social security and other employment-related Taxes, or any other labor and employment-related Legal Requirements. Neither the Company nor any of the Company Subsidiaries has any material liability under applicable Legal Requirements with respect to any misclassification of any individual in the past three (3) years as an independent contractor or other non-employee for the Company rather than as an employee, with respect to any individual employed, engaged, or leased by the Company or any of its Company Subsidiaries from another employer, or with respect to any misclassification of any employee of the Company as exempt versus non-exempt.
(e)Prior to the date of this Agreement, the Company has made available to Parent a complete and correct list of all employees by name, title or position, status (part-time, full-time,

exempt, non-exempt); whether paid on a salaried, hourly or other basis; current annual salary; start date; and work location (including city and state for employees in the United States). All employees of the Company or any Company Subsidiary employed at a work location in the United States are authorized to work in the United States under applicable Legal Requirements. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct list of all individual independent contractors of the Company and all “leased employees” (as such term is defined in Section 414(n) of the Code) of the Company by job title; work location (including city and state for employees in the United States); compensatory arrangement; start date; and term of engagement.
(f)Within the last two (2) years, no employee of the Company or any Company Subsidiary has transferred into employment with the Company or any Company Subsidiary by means of a relevant transfer pursuant to the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, or domestic legislation implementing such directive into the national applicable law of any country in the EEA, as amended from time to time, or any legislation that has substantially the same effect in any country outside the EEA. For purposes of this Section, “EEA” means European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland.
2.18Environmental Matters. The Company and the Company Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each Company Subsidiary of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, except as, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect. During the three (3)-year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from a Governmental Entity that alleges that the Company or any Company Subsidiary is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, there has been no release of any hazardous materials by the Company or any Company Subsidiary at or from any facilities owned or leased by the Company or any Company Subsidiary or, to the knowledge of the Company, at any other locations where any hazardous materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any Company Subsidiary and, in each case, for which the Company or any Company Subsidiary would reasonably be expected to be subject to any liability, except as, individually or in the aggregate, has not constituted or resulted in a Company Material Adverse Effect. For purposes of this Section 2.18, “Environmental Law” shall mean any Legal Requirement relating to pollution or protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), including any such Legal Requirement regulating emissions, discharges or releases of pollutants, contaminants, wastes, toxic substances, exposure to or release of, or the management of any hazardous materials.

2.19Insurance Coverage. Part 2.19 of the Company Disclosure Schedule contains a true, correct and complete list of all material policies or programs of property, fire and casualty, product liability, workers’ compensation and other forms of insurance, including all material self-insurance programs and arrangements, held by, or for the benefit of, the Company or any Company Subsidiary as of the date of this Agreement. As of the date of this Agreement, there is no pending material claim by the Company or any Company Subsidiary against any insurance carrier under any insurance policy held by the Company or any Company Subsidiary. The Company and the Company Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate in all material respects. Except as, individually or in the aggregate, has not constituted or result in a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect and all premiums and other payments due on such policies have been paid by the Company or a Company Subsidiary.
2.20Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.11, the Company Board has taken all action necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law (including Section 203 of the DGCL) and any similar provisions of the Company’s Organizational Documents inapplicable to this Agreement, the Voting and Support Agreement, the Mergers or any other transactions contemplated by this Agreement.
2.21Ownership of Parent Common Stock. During the three (3) years prior to the date of this Agreement, none of the Company or any Company Subsidiary has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Parent Common Stock (other than pursuant to any Company Plan). There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the disposition or voting of the capital stock or other equity interest of Parent or any Parent Subsidiary.
2.22Opinion of Financial Advisor. The Company Board has received the opinion of Allen & Company LLC (the “Company Financial Advisor”), financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the matters, assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent, the Acquisition Subs and their respective Affiliates). The Company will make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only (it being understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, the Acquisition Subs or their respective Affiliates).
2.23Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company.

2.24Company Insurance Subsidiaries. Each Subsidiary of the Company that conducts the business of insurance (each, a “Company Insurance Subsidiary”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of organization and (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted, except in each case, where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole. Part 2.24 of the Company Disclosure Schedule contains a true and complete list of the Company Insurance Subsidiaries, its jurisdiction of domicile and any jurisdiction in which it is commercially domiciled.
2.25Statutory Statements. The Company has made available to Parent and the Acquisition Subs copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Company Statutory Statements”) (i) the annual statement of each Company Insurance Subsidiary as of and for the annual periods ended December 31, 2019 and 2020; and (ii) the quarterly statements of each Company Insurance Subsidiary as of and for the quarterly period ended June 30, 2021, each as filed with the Domiciliary Department of Insurance. The Company Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of each Company Insurance Subsidiary as of their respective dates and for the respective periods covered thereby. As of its filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing materially complied with applicable law in all material respects. No Governmental Entity has asserted any deficiency related to any such filing that has not been resolved to the reasonable satisfaction of such Governmental Entity.
2.26Reinsurance. Except as individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and the Company Insurance Subsidiaries, taken as a whole, (A) since January 1, 2019, neither the Company nor any Company Insurance Subsidiary has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company or such Company Insurance Subsidiary, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (B) to the knowledge of the Company, no party to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) to the knowledge of the Company, the financial condition of each party to a Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated, (D) there are no, and since January 1, 2019 there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (E) the Company and each Company Insurance Subsidiary that is party to a Reinsurance Agreement, as applicable, is entitled under any applicable insurance laws and SAP to take full reinsurance credit in its Statutory Statements for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting. None of the Reinsurance Agreements is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable laws.

2.27Insurance Business.
(a)Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and the Company Insurance Subsidiaries, taken as a whole, since January 1, 2019, the business of each Company Insurance Subsidiary has been conducted in compliance with applicable insurance laws. In addition, (i) there is no pending or, to the Company’s knowledge, threatened in writing assertion by any state insurance regulatory authority that any Company Insurance Subsidiary has violated, nor, to the Company’s knowledge, is there any investigation pending or threatened in writing by any state insurance regulatory authority related to possible material violations by any Company Insurance Subsidiary of any applicable insurance laws, (ii) each Company Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Contracts in the jurisdictions in which it operates and (iii) since January 1, 2019, each Company Insurance Subsidiary has, to the extent applicable, timely filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority, and no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable insurance laws to any Company Insurance Subsidiary.
(b)None of the Company Insurance Subsidiaries is commercially domiciled under the laws of any jurisdiction and treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.
(c)Neither the Company nor any of the Company Insurance Subsidiaries is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance laws of general application.
(d)Part 2.27(d) of the Company Disclosure Schedule sets forth a true and correct list of all permitted accounting practices utilized by each Company Insurance Subsidiary in the preparation of the Statutory Statements.
2.28Insurance Producers. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and the Company Insurance Subsidiaries, taken as a whole, since January 1, 2019, each employee who is an Insurance Producer and, to the knowledge of the Company, each other Insurance Producer, (a) at the time such Insurance Producer solicited or sold any Insurance Contract, was duly and appropriately appointed by a Company Insurance Subsidiary, in compliance with applicable law, to act as an Insurance Producer for such Insurance Contract, and was duly and appropriately licensed as an Insurance Producer (for the type of business sold or produced by such Insurance Producer on behalf of the Company Insurance Subsidiary), in each jurisdiction in which such Insurance Producer was required to be so licensed, and, to the knowledge of the Company, no such Insurance Producer violated any term or provision of applicable law relating to the solicitation or sale of any Insurance Contract in any material respect, (b) to the knowledge of the Company, has not breached the terms of any agency or broker contract with the Company Insurance Subsidiary or violated in any material respect any policy of the Company Insurance Subsidiary in the solicitation or sale of business for the Company Insurance Subsidiary and (c) to the knowledge of the Company, has not been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of applicable law in connection with such Insurance Producer’s actions in his, her or its capacity as an Insurance Producer for the Company Insurance Subsidiary nor, to the knowledge of the Company, has any Insurance Producer been subject to any enforcement or disciplinary proceeding alleging any such violation. The Company has not received any written notice from any Governmental Entity with respect to any Insurance Producer regarding any of the matters described in clauses (a) through (c). There are no outstanding (i) material disputes between the Company or any Company Insurance Subsidiary and an Insurance Producer concerning material amounts of commissions or other incentive compensation, (ii) to the knowledge of the Company, material errors and omissions claims against any Insurance Producer in regard to any Insurance Contract related to or arising from the Insurance Producer’s relationship with the Company or the Company Insurance Subsidiary or (iii) material amounts owed by any Insurance Producer to any Company Insurance Subsidiary. The manner in which the Company Insurance Subsidiary compensates Insurance Producers involved in the solicitation, negotiation, sale or servicing of Insurance Contracts is in compliance in all material respects with applicable law and the terms of any applicable agreement with such Insurance Producers in all material respects.
2.29Information Supplied. The information supplied or to be supplied by the Company for inclusion in the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 Registration Statement (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent for inclusion therein.
Section 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND THE ACQUISITION SUBS
Parent and the Acquisition Subs hereby jointly and severally represent and warrant to the Company that, except as set forth or incorporated by reference in the Parent SEC Documents filed on or after January 1, 2020 and publicly available at least five (5) Business Days prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are non-specific, cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or the Acquisition Subs contained in this Agreement) or, subject to Section 7.12, in the disclosure schedule delivered to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”):

3.1Due Organization and Good Standing; Subsidiaries.
(a)Parent and the Acquisition Subs are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation. Parent and the Acquisition Subs have the requisite corporate power and authority to own, lease and operate their respective assets and to carry on their respective businesses as it is being conducted as of the date of this Agreement, except as, individually or in the aggregate, has not constituted or resulted in a Parent Material Adverse Effect. Parent and the Acquisition Subs are duly qualified and have all necessary Governmental Authorizations to do business, and are in good standing, in each other jurisdiction where the nature of their business makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not constituted or resulted in a Parent Material Adverse Effect.
(b)Neither Parent nor the Acquisition Subs nor any Parent Subsidiary owns any equity interest or joint venture, partnership or similar interest in any other Entity, other than the Entities identified in Exhibit 21.1 of Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on March 8, 2021) and any other wholly owned Parent Subsidiary. Each Parent Subsidiary is duly organized, validly existing and (where such concept is recognized under the laws of the jurisdiction in which it is organized) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other organizational power and authority and (other than any Parent Subsidiary that conducts the business of insurance) Governmental Authorizations to own, lease and operate its assets and to carry on its business as it is being conducted as of the date of this Agreement, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, has not constituted or resulted in a Parent Material Adverse Effect. All of the outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, except for restrictions on transfer under applicable securities laws.
3.2Organizational Documents. Prior to the date of this Agreement, Parent has made available to the Company copies of the Organizational Documents of Parent and the Acquisition Subs, including all amendments thereto as in effect on the date hereof. The Organizational Documents of Parent, the Acquisition Subs and each Parent Subsidiary are in full force and effect and neither (a) Parent or the Acquisition Subs nor (b) except as, individually or in the aggregate, has not constituted or resulted in a Parent Material Adverse Effect, any Parent Subsidiary is in violation of any of the provisions of such Organizational Documents.
3.3Capitalization.
(a)The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, of which 61,627,462 shares were issued and outstanding as of November 5, 2021 (the “Parent Capitalization Date”); and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, none of which were outstanding as of the Parent Capitalization Date. All of the outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock reserved for issuance pursuant to the Parent Equity Plan will be when issued, duly authorized and validly issued, and are, or will be when issued, fully paid and non-

assessable. All shares of Parent Common Stock to be issued in connection with the First Merger will be duly authorized, validly issued, fully paid and nonassessable, and all of the Parent Options, Parent RSUs, Parent Warrants and Additional Shares to be issued pursuant to Section 1.7 in connection with the First Merger will be duly authorized and validly issued, in each case when issued in accordance with the terms of this Agreement and subject to no preemptive or similar rights or other Liens, except for restrictions on transfer under applicable securities laws. All shares of Parent Common Stock to be issued upon the exercise of, or otherwise pursuant to the terms of, any Parent Option or Parent RSU, with respect to shares of Parent Common Stock to be issued pursuant to Section 1.7 in respect of any Assumed Company Option or Assumed Company RSU Award, respectively, in connection with the First Merger, will be, when issued in accordance with the terms of this Agreement (and the terms of such Parent Option or Parent RSU, as the case may be), duly authorized and validly issued, and are, or will be when issued, fully paid and non-assessable and subject to no preemptive or similar rights or other Liens, except for restrictions on transfer under applicable securities laws.
(b)Except as set forth in Parent’s certificate of incorporation or bylaws (as amended) or the Parent Equity Agreements (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent; (iii) there are no bonds, debentures, notes or other indebtedness of Parent issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote; and (iv) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in the Parent Equity Agreements, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.
(c)As of the Parent Capitalization Date (i) 6,005,287 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Options; (ii) 154,391 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent RSUs and (iii) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Prior to the date of this Agreement, Parent has made available to the Company true, correct and complete copies of (A) the Parent Equity Plan; and (B) the forms of all stock option agreements evidencing Parent Options outstanding as of the date of this Agreement and the forms of all restricted stock unit agreements evidencing Parent RSUs outstanding as of the date of this Agreement. The per share exercise price of each such Parent Option was at least equal to the fair market value of one (1) share of Parent Common Stock on the date of grant of such Parent Option.
(d)Except as set forth in Section 3.3(c), as of the Parent Capitalization Date, there was no (i) outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock or other equity interests, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock or other equity interest of Parent; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other equity securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity interest or any other securities.
(e)From the Parent Capitalization Date through the date of this Agreement, neither Parent nor any of its Subsidiaries has issued any shares of Parent Common Stock or other equity interests of Parent or any Parent Subsidiary, other than pursuant to Parent Options or Parent RSUs, in each case, that were outstanding as of the Parent Capitalization Date.
3.4Authority; Binding Nature of Agreement.
(a)Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Mergers. On or prior to the date hereof, the Parent Board has unanimously (i) duly and validly authorized and approved the execution, delivery and performance of this Agreement and the consummation of the Mergers by Parent; (ii) determined that the Mergers are fair to and in the best interests of Parent and its stockholders; (iii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers; and (iv) subject to the terms and conditions hereof, approved the issuance of shares of Parent Common Stock in the First Merger as contemplated by this Agreement (the “Parent Share Issuance”). Assuming the accuracy of the Company’s representations and warranties set forth in Section 2.21, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Mergers and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, in each case other than the adoption of this Agreement by Parent as the sole stockholders of the Acquisition Subs and the filing of the Certificates of Merger as required by the DGCL. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Acquisition Sub I is a newly formed, wholly owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Acquisition Sub I has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub I and its stockholder; (ii) declared that this Agreement is advisable and recommended that its sole stockholder adopt this Agreement; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub I. The execution and delivery of this Agreement by Acquisition Sub I and the consummation by Acquisition Sub I of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acquisition Sub I, and no other corporate proceedings on the part of Acquisition Sub I are necessary to authorize this Agreement other than, with respect to the Mergers (A) the adoption of this Agreement by Parent as the sole stockholder of Acquisition Sub I (which shall occur immediately following the execution of this Agreement); and (B) the filing of the

Certificates of Merger as required by the DGCL. Parent, as the sole stockholder of Acquisition Sub I, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Acquisition Sub I and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub I, enforceable against Acquisition Sub I in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)Acquisition Sub II is a newly formed, wholly owned Subsidiary of Parent and has the requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement. The sole member of Acquisition Sub II has (i) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, Acquisition Sub II and its sole member; (ii) declared that this Agreement is advisable; and (iii) authorized and approved the execution, delivery and performance of this Agreement by Acquisition Sub II. The execution and delivery of this Agreement by Acquisition Sub II and the consummation by Acquisition Sub II of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Acquisition Sub II, and no other limited liability company proceedings on the part of Acquisition Sub II are necessary to authorize this Agreement other than, with respect to the Mergers (A) the adoption of this Agreement by Parent as the sole member of Acquisition Sub II (which shall occur immediately following the execution of this Agreement); and (B) the filing of the Second Certificate of Merger as required by the DGCL and the DLLCA. This Agreement has been duly executed and delivered by Acquisition Sub II and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Acquisition Sub II, enforceable against Acquisition Sub I in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.5Non-Contravention; Consents.
(a)The execution and delivery of this Agreement by Parent and, assuming the accuracy of the Company’s representations and warranties set forth in Section 2.21, the consummation by Parent of the Mergers will not (i) cause a violation of any of the provisions of the Organizational Documents of Parent or any Parent Subsidiary; (ii) assuming the consents and filings referred to in Section 3.5(b) are made and obtained, conflict with or violate in any material respect any applicable Legal Requirements; or (iii) subject to Section 4.5, result in any material loss, limitation or impairment of any right of Parent or any Parent Subsidiary to own or use any assets, result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a material benefit under any Contract binding upon Parent or any Parent Subsidiary or by which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens of any kind (other than Parent Permitted Encumbrances) upon any of the properties, rights or assets of Parent or any Parent Subsidiary.
(b)Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, applicable state securities takeover and “blue sky” laws or the rules and regulations of the NYSE, and neither Parent nor the Acquisition Subs, nor any Parent Subsidiary, is required to make any filing, registration, or declaration with, give any notice to, or obtain any consent, Order, license, permit, clearance, waiver or approval from, any Governmental Entity for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Mergers, the performance by Parent of its covenants and obligations hereunder or the consummation by Parent of the Mergers, in each case, except as, individually or in the aggregate, would not constitute or result in a Parent Material Adverse Effect.
3.6Reports; Financial Statements; Internal Controls.
(a)All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by Parent with the SEC under the Exchange Act or Securities Act since January 1, 2019 (the “Parent SEC Documents”) have been filed or furnished with the SEC on a timely basis. As of the time it was filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (or, with respect to clause (i) below, if amended or superseded, then on the date of such amended or superseding filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and the applicable regulations promulgated thereunder and the listing requirements and corporate governance rules and regulations of the NYSE, each as in effect on the date such Parent SEC Document was filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2019, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. Neither the Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(b)The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments); (iii) fairly present, in all material respects, the financial position of Parent and Parent’s consolidated Subsidiaries as of the respective dates thereof and the results of operations and consolidated cash flows of Parent and Parent’s consolidated Subsidiaries for the periods covered thereby subject, with respect to unaudited interim statements, to normal year-end adjustments and (iv) have been prepared from the books and records of Parent and Parent’s consolidated Subsidiaries in all material respects. No financial statements of any Person other than Parent and Parent’s consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and the Parent

Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date hereof, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent.
(c)Parent maintains, and at all times since December 31, 2019 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. To the knowledge of Parent, Parent has not engaged in any material transactions that have not been properly recorded in the accounting records underlying its consolidated financial statements and there are no significant deficiencies or material weaknesses in the design or operation of Parents’ internal control over financial reporting. Parent has maintained the integrity of its financial reporting through proper access and change management procedures, along with customary reconciliations, reperformance and recalculations of key formulas, and detailed reviews performed by competent and qualified individuals. Management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (x) any significant deficiencies or material weaknesses in the design and operation of internal controls over financial reporting and (y) any fraud, whether or not material, that involves management or any other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
(d)Since January 1, 2019, (i) none of Parent or any Parent Subsidiary nor, to the knowledge of Parent, any director or officer of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Parent’s knowledge, oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or any material complaint, allegation, assertion or claim from employees of Parent or any Parent Subsidiary regarding questionable accounting or auditing matters with respect to Parent or any Parent Subsidiary, and (ii) to the knowledge of Parent, no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent, any Parent Subsidiary or any of their respective officers, directors, employees or agents to the Parent Board or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

(e)Parent maintains disclosure controls as required by Rule 13a-15 or 15d-15 under the Exchange Act. As of the date hereof, Parent is in compliance in all material respects with all current listing requirements of the NYSE.
(f)Neither Parent nor any Parent Subsidiary is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).
(g)As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents, and none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review or investigation.
(h)Neither Parent nor any Parent Subsidiary has any liabilities of any nature or type, whether accrued, absolute, determined, contingent or otherwise and whether due or to become due, except for (i) liabilities disclosed in the financial statements (including any related notes) contained in the Most Recent Parent Balance Sheet or in the balance sheets included in the Parent SEC Documents filed prior to the date of this Agreement; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Parent Balance Sheet; (iii) liabilities that, individually or in the aggregate, have not constituted or resulted in a Parent Material Adverse Effect; and (iv) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.
3.7Absence of Certain Changes.
(a)Since the date of the Most Recent Parent Balance Sheet, there has not been any fact, event, change, effect, circumstance, occurrence or development that, individually or in the aggregate, has had a Parent Material Adverse Effect.
(b)Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, from the date of the Most Recent Parent Balance Sheet to the date of this Agreement, the businesses of Parent and the Parent Subsidiaries have been conducted in all material respects in the ordinary course of business (other than with respect to any Pandemic Measures), and neither Parent nor any Parent Subsidiary has undertaken any action that if proposed to be taken after the date of this Agreement would require the Company’s consent pursuant to Section 4.1(b)(i).
3.8Compliance with Legal Requirements. Parent is, and since January 1, 2019 has been, in compliance with all Legal Requirements applicable to it and its businesses, except where the failure to comply with such Legal Requirements would not, individually or in the aggregate, constitute or result in a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has, during the three (3)-year period prior to the date of this Agreement (i) to the knowledge of Parent, received any written notice or verbal notice from any Governmental Entity regarding any material violation by Parent of any Legal Requirement; or (ii) provided any notice to any Governmental Entity regarding any material violation by Parent or any Parent Subsidiary of any Legal Requirement.

3.9Legal Proceedings; Investigations; Orders.
(a)Other than ordinary course claims and related Legal Proceedings or ordinary course claims and related Legal Proceedings in connection with Contracts of insurance issued by any Parent Subsidiary that conducts the business of insurance, there is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent, the Acquisition Subs or any Parent Subsidiary or affecting any of their respective properties or assets that (i) would adversely affect Parent’s or the Acquisition Subs’ ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement; or (ii) individually or in the aggregate, has had a Parent Material Adverse Effect.
(b)There are no subpoenas, civil investigative demands or other written requests for information issued by a Governmental Entity to Parent or any Parent Subsidiary relating to potential or actual violations of any Legal Requirement that are pending or, to the knowledge of Parent, threatened, or, to the knowledge of Parent, any governmental investigations of Parent or any Parent Subsidiary, or any of their respective properties, relating to violations of any Legal Requirement that, individually or in the aggregate, has had a Parent Material Adverse Effect.
(c)There is no Order under which Parent, the Acquisition Subs or any Parent Subsidiary is subject to ongoing obligations that, individually or in the aggregate, has had a Parent Material Adverse Effect.
3.10Takeover Statutes. Assuming the accuracy of the Company’s representation in Section 2.21, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other applicable state anti-takeover statutes and any similar provisions of the Parent’s Organizational Documents inapplicable to the Mergers and the Parent Share Issuance.
3.11Ownership of Company Common Stock. During the three (3) years prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has “owned” (as such term is defined in Section 203(c) of the DGCL), directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock (other than pursuant to any employee benefit plan of Parent). There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.
3.12Tax Matters.
(a)Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:
(i)Parent and the Parent Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete.
(ii)Parent and the Parent Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them (whether or not shown on any Tax Return), have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and the Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
(iii)Each of Parent and the Parent Subsidiaries has (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied with all applicable Legal Requirements relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(iv)No claim has been made in writing by any taxing authority in a jurisdiction where Parent or any Parent Subsidiary has not filed a Tax Return of a particular type that Parent or any Parent Subsidiary is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction with respect to Taxes that are the subject to such Tax Return.
(v)Neither Parent nor any Parent Subsidiary will be required to include an item of income (or exclude an item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in, or use of improper, method of accounting occurring prior to the Closing Date, (ii) a prepaid amount received or paid (or deferred revenue accrued) outside of the ordinary course of business prior to the Closing Date, or (iii) as a result of having entered into a “gain recognition agreement” within the meaning of Treasury Regulation Section 1.367(a)-8. Neither Parent nor any Parent Subsidiary has made an election pursuant to Section 965(h) of the Code.
(vi)Neither Parent nor any Parent Subsidiary is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established in accordance with GAAP on the financial statements included in the Parent SEC Documents.
(vii)There are no Liens in respect of or on account of Taxes upon any of the property or assets of Parent or any Parent Subsidiary, except for Taxes not yet due and payable.
(viii)Neither Parent nor any Parent Subsidiary (i) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes, except for any such group of which Parent is the common parent or (ii) has any liability for Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar state, local or non-U.S. Legal Requirement) or as a transferee or successor.

(ix)Neither Parent nor any Parent Subsidiary is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (i) customary tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes; and (ii) any agreement or arrangement solely between or among Parent and/or the Parent Subsidiaries.
(x)Neither Parent nor any Parent Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous state, local or non-U.S. Legal Requirement) or other ruling or written agreement with a taxing authority, in each case, with respect to Taxes.
(xi)Neither Parent nor any Parent Subsidiary (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending, (v) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.
(xii)Neither Parent nor any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar state, local or non-U.S. Legal Requirement).
(b)Neither Parent nor any Parent Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Mergers, in the two years prior to the date of this Agreement.
(c)Neither Parent nor any Parent Subsidiary has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.
3.13Brokers. No broker, finder or investment banker (other than LionTree Advisors LLC) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent.
3.14Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 Registration Statement (including the Proxy Statement/Prospectus) will not, at the time the Form S-4 Registration Statement (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion therein.
3.15Acquisition Subs. Parent is the sole stockholder or sole member, as applicable, of each of the Acquisition Subs. Since its date of incorporation or formation, as applicable, none of the Acquisition Subs has not carried on any business, incurred any liabilities or obligations or conducted any operation other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 4.COVENANTS
4.1    Interim Operations.
(a)The Company agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing, (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and use reasonable best efforts to maintain and preserve intact its business organization, keep available the services of current officers, key employees and key consultants and maintain satisfactory relationships with customers, suppliers and distributors, Governmental Entities and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent Parent shall otherwise give its prior consent in writing, (2) as set forth in Part 4.1(a) of the Company Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, the Company shall not (and shall not permit any Company Subsidiary to):
(i)amend the Organizational Documents of the Company;
(ii)split, combine, subdivide, change, exchange, amend the terms of or reclassify any shares of the Company’s capital stock or other equity interests of the Company or any Company Subsidiary;
(iii)declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of the Company’s capital stock or the capital stock or other equity interest of any Company Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Company Subsidiary to the Company or another wholly owned Subsidiary of the Company;
(iv)acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise) (A) any other Person, (B) any equity interest in any other Person, (C) any business owned by a third party, or (D) assets in a single transaction or series of related transactions for an aggregate purchase price in excess of $250,000, except, (1) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company, (2) the purchase of equipment, supplies and inventory in the ordinary course of business or (3) inbound licenses of Intellectual Property in the ordinary course of business; provided that the issuance of any Insurance Contract by any Company Insurance Subsidiary will not be considered the acquisition of a business for purposes of this Section 4.1;
(v)issue, sell, grant or otherwise permit to become outstanding any additional shares of, or securities convertible or exchangeable for, or options, warrants or rights to acquire, any shares of its capital stock or other equity interests, other than (A) shares of Company Common Stock issuable upon exercise of Company Options or the vesting or settlement of Company RSUs, in each case outstanding as of the date of this Agreement and in accordance with the terms of the applicable award; (B) pursuant to the Company ESPP in the ordinary course of business and in accordance with the terms thereof and of this Agreement (including Section 4.8 hereof); (C) in connection with the exercise of Company Warrants; and (D) the issuance of the Additional Shares pursuant to Section 2.17 of the INSU Merger Agreement;
(vi)sell, assign, transfer, lease or license to any third party, or encumber, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), any Company IP or material assets of the Company, other than (A) sales of inventory, goods or services in the ordinary course of business or of obsolete equipment or assets in the ordinary course of business; (B) pursuant to written Contracts or commitments existing as of the date of this Agreement and set forth in Part 4.1(a)(vi) of the Company Disclosure Schedule; (C) as security for any borrowings permitted by Section 4.1(a)(viii); or (D) licenses granted to customers or other third parties in the ordinary course of business, including any licenses granted in the operation of the enterprise business solutions line of the Company (the “EBS Business”);
(vii)directly or indirectly repurchase, redeem or otherwise acquire any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, or any other securities or obligations convertible (currently or after the passage of time or the occurrence of certain events) into or exchangeable for any shares of the Company’s or any Company Subsidiary’s capital stock or equity interests, except (A) shares of Company Common Stock repurchased from employees or consultants or former employees or consultants of the Company pursuant to the exercise of repurchase rights binding on the Company and existing prior to the date of this Agreement; (B) shares of Company Common Stock accepted as payment for the exercise price of options to purchase Company Common Stock pursuant to the Company Equity Plans or for withholding Taxes incurred in connection with the exercise, vesting or settlement of Company Options and Company RSUs, as applicable, in accordance with the terms of the applicable award and (C) in connection with the exercise of Company Warrants;
(viii)(A) incur, redeem, repurchase, prepay, defease, or cancel any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise) or make any loans or advances or capital contributions to any other Person, other than in the ordinary course of business or (B) incur any Lien on any of its material property or assets, except for Company Permitted Encumbrances;
(ix)(A) adopt, terminate or amend in any material respect any Company Plan, (B) increase, or accelerate the vesting or payment of, the compensation or benefits of any director, individual independent contractor or current or former employee of the Company or any Company Subsidiary with an annual compensation of $200,000 or above, other than as contemplated by Part 4.1(a)(ix) of the Company Disclosure Schedule, (C) grant any rights to severance, retention, change in control, transaction or termination pay to any current or former director, independent contractor or current or former employee of the Company or any Company Subsidiary with an annual compensation of $200,000 or above, (D) hire or promote any employee with an annual compensation of $200,000 or above, or (E) terminate the employment of any employee of the Company or any Company Subsidiary with an annual compensation of $200,000 or above (other than for cause); except, in each case, for (1) amendments to Company Plans determined by the Company in good faith to be required to comply with applicable Legal Requirements, (2) as otherwise expressly contemplated by this Agreement, (3) with respect to the annual renewal process for any Company Plan that is not reasonably expected to result in a material cost increase to the Company or any Company Subsidiary, (4) in connection with any employee hire (i) to replace departing employees with an annual compensation of less than $200,000, (ii) to fill open positions as set forth on Part 4.1(a)(ix)(4)(ii) of the Company Disclosure Schedule, (iii) who has already accepted an offer of employment and is set forth on Part 4.1(a)(ix)(4)(iii) of the Company Disclosure Schedule or (iv) otherwise in the ordinary course of business; or (5) for increases in compensation or benefits made in the ordinary course of business for any employee with an annual compensation of less than $200,000;
(x) (i)(A) amend or terminate (except for terminations pursuant to the expiration of the existing term of any Material Contract and amendments in the ordinary course of business and except with respect to Reinsurance Agreements) any Material Contract or (B) waive, release or assign any material rights under any Material Contracts (other than any Reinsurance Agreement), (ii) enter into or renew any Contract or agreement that, if in effect on the date of this Agreement, would constitute a Material Contract (except for renewals of any existing Material Contract in the ordinary course of business and Contracts entered into or renewed in connection with the EBS Business and except for Reinsurance Agreements), or (iii) enter into any Reinsurance Agreement that does not meet the criteria set forth on Part 4.1(a)(x)(iii) of the Company Disclosure Schedule;
(xi)change any of its methods of financial accounting or accounting practices in any material respect other than as required by changes in GAAP or SAP or as required by applicable Legal Requirements;
(xii)make, change or revoke any material Tax election, change or adopt any Tax accounting period or material method of Tax accounting, amend any material

Company Return if such amendment would reasonably be expected to result in a material Tax liability, file any material Company Return prepared in a manner materially inconsistent with past practice, settle or compromise any material liability for Taxes or any Tax audit, claim, or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar state, local or non-U.S. Legal Requirement) if such agreement would reasonably be expected to result in a material Tax liability or have a material impact on Taxes, request any Tax ruling from any Governmental Entity, surrender any right to claim a material refund of Taxes, or, other than in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(xiii)sell, transfer, assign, license, or otherwise dispose of (by merger, consolidation, operation of law, division or otherwise), or mortgage, encumber or exchange any material Intellectual Property owned, or purported to be owned, by the Company or any Subsidiary of the Company, including, for the avoidance of doubt, any sale, transfer, assignment, license, or other disposition of, or mortgage, encumbrance or exchange of any such material Intellectual Property to or with any Affiliate of the Company (other than non-exclusive licenses granted in the ordinary course of business) or modify, amend, cancel, terminate, waive, release or assign any Company IP License or any rights, claims, obligations or benefits thereunder or enter into any Contract that would have been a Company IP License had it been entered into prior to the First Effective Time, in each case, with respect to any nonmaterial Company IP License, except, in each case, in the ordinary course of business and for licenses granted in the connection with the EBS Business;
(xiv)(i) make any capital expenditure that is not contemplated by the capital expenditure budget set forth in Part 4.1(a)(xiv)(i) of the Company Disclosure Schedule or (ii) incur any cash expenditures or obligations or liabilities except cash expenditures, obligations or liabilities incurred (A) in the ordinary course of business or (B) in connection with the transactions contemplated by this Agreement;
(xv)enter into any agreement, understanding or arrangement with respect to the voting of any capital stock or other equity interests of the Company (including any voting trust), other than in connection with the granting of revocable proxies in connection with any meeting of the Company’s stockholders;
(xvi)adopt a plan of (A) complete or partial liquidation of the Company or any Subsidiary of the Company or (B) dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization;
(xvii)commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (x) ordinary course claims and related Legal Proceedings under or with respect to any Insurance Contract and (y) other settlements or compromises that (A) involve solely monetary remedies with a value not in excess of $75,000, with respect to any individual litigation, claim, suit, action or matter, or $250,000 in the aggregate to be paid by the Company and its Subsidiaries, (B) do not impose any restriction on the

Company’s business or the business of the Company Subsidiaries, (C) do not relate to any litigation, claim, suit, action or proceeding by the Company’s stockholders in connection with this Agreement or the Mergers and (D) do not include an admission of liability or fault on the part of the Company or any Company Subsidiary;
(xviii)materially reduce the amount of insurance coverage under the material commercial insurance policies of the Company and the Company Subsidiaries or fail to use reasonable best efforts to renew or maintain any such material existing insurance policies;
(xix)(A) amend any material Company Permits in a manner that adversely impacts the Company’s ability to conduct its business in any material respect or (B) terminate or allow to lapse any material Company Permits;
(xx)(A) fail to pay any issuance, renewal, maintenance and other payments that become due with respect to any material Company Registered IP or otherwise abandon, cancel, or permit to lapse any material Company Registered IP, other than in its reasonable business judgment or in the ordinary course of business, or (B) authorize the disclosure to any third party of any material Trade Secret included in the Company IP in a way that results in loss of trade secret protection, other than in the ordinary course of business;
(xxi)except in the ordinary course of business and for Contracts entered into in connection with the EBS Business, enter into any individual Contract under which the Company or any Company Subsidiary (A) grants or agrees to grant any right to material Company IP, other than non-exclusive licenses, or (B) agrees to pay any royalties in excess of $150,000 with respect to any Intellectual Property;
(xxii)except as expressly required by applicable Legal Requirements or the Company’s Organizational Documents, convene (A) any special meeting of the Company’s stockholders other than the Company Stockholder Meeting or (B) any other meeting of the Company’s stockholders to consider a proposal that would reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated hereby;
(xxiii) enter into any new line of business;
(xxiv)(i) alter or amend in any existing financial, underwriting, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, SAP, any Governmental Entity or applicable law or (ii) enter into any Contract or commitment with any insurance regulatory authority, in the case of each of clauses (i) and (ii) other than in the ordinary course of business; or
(xxv)authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(xxiv)” of this sentence.

(b)Parent agrees that, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing, (2) as set forth in Part 4.1(b) the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, Parent shall, and shall cause the Parent Subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization. Without limiting the foregoing, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (1) to the extent the Company shall otherwise give its prior consent in writing, (2) as set forth in Part 4.1(b) of the Parent Disclosure Schedule, (3) as may be required by applicable Legal Requirements or (4) as expressly permitted or required by this Agreement, Parent shall not (and shall not permit any Parent Subsidiary to), in each case by merger, consolidation, division, operation of law, or otherwise:
(i)amend Parent’s or the Acquisition Subs’ Organizational Documents or amend the Organizational Documents of any Parent Subsidiary in any manner that would be adverse in any material respect to the holders of Company Common Stock (after giving effect to the Mergers) relative to other holders of Parent Common Stock;
(ii)split, combine, subdivide, amend the terms of or reclassify any shares of the Parent’s capital stock;
(iii)directly or indirectly repurchase, redeem or otherwise acquire any shares of Parent Common Stock, except (A) shares of Parent Common Stock repurchased from employees or consultants or former employees or consultants of Parent pursuant to the exercise of repurchase rights binding on Parent and existing prior to the date of this Agreement; or (B) shares of Parent Common Stock accepted as payment for the exercise price of Parent Options or for withholding Taxes incurred in connection with the exercise, vesting or settlement of equity awards, as applicable, in accordance with the terms of the applicable award;
(iv)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than transactions between Parent and any direct or indirect wholly owned Parent Subsidiary or between direct or indirect wholly owned Parent Subsidiaries;
(v) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to any shares of Parent’s capital stock or the capital stock or other equity interest of any Parent Subsidiary, other than dividends or distributions only to the extent paid by any wholly owned Parent Subsidiary to Parent or another wholly owned Subsidiary of Parent; or
(vi)authorize, approve or enter into any agreement or make any commitment to take any of the actions described in clauses “(i)” through “(v)” of this sentence.
(c)Between the date hereof and the Closing Date, the Company agrees to work in good faith to implement the actions, principles and goals set forth on Part 4.1(c) of the Company Disclosure Schedule. The parties acknowledge and agree that, (i) notwithstanding anything to the contrary in this Agreement (including the first sentence of this Section 4.1(c)), the Company shall not under any circumstance be required to take any action that would, or would reasonably be expected to, violate any applicable Legal Requirement, including any applicable Antitrust Law and (ii) any breach by the Company of this Section 4.1(c), or any failure by the Company to take any action set forth on Part 4.1(c) of the Company Disclosure Schedule or to implement all or any portion of the principles or to achieve all or any of the goals set forth on Part 4.1(c) of the Company Disclosure Schedule, will not be taken into account for any purpose under this Agreement, including for purposes of determining whether any condition to the obligation of any party under this Agreement has been satisfied under Section 5, whether any party may terminate this Agreement, or whether the Termination Fee may be payable, under Section 6, whether the Company may exercise any of its rights under this Agreement or whether any party may be liable to another party hereunder under any circumstance.
(d)Notwithstanding anything to the contrary in this Agreement (including Section 4.1(a), Section 4.1(b) and Section 4.1(c)), the Company and Parent and any of their respective Subsidiaries may, in response to COVID-19 and in consultation with the other party, take reasonable measures (including as a response to any Pandemic Measure) deemed advisable or necessary to prevent imminent financial loss or damage to the businesses of such party and their respective Subsidiaries, and any such action shall not be deemed itself a breach of this Agreement, including Section 4.1(a) and Section 4.1(b). Nothing contained in this Agreement is intended to give either the Company or Parent, directly or indirectly, the right to control or direct the other party’s, or the other party’s respective Subsidiaries’, businesses or operations prior to the Closing.
4.2Company No Solicitation.
(a)The Company will not and the Company will cause each of its Subsidiaries not to and will not authorize or permit and shall not otherwise direct its and their respective Representatives to, except as expressly permitted by this Section 4.2 or Section 4.4, directly or indirectly:
(i)solicit, initiate or knowingly encourage, induce, assist or knowingly facilitate any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal;
(ii)furnish any non-public information regarding the Company or any Subsidiary of the Company (other than to Parent and its Subsidiaries), or afford access to the Company’s or its Subsidiaries’ Representatives, books, records or property, in each case, in connection with, or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, or in response to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to a Company Acquisition Proposal;
(iii)engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;
(iv)approve, adopt, recommend, agree to or enter into, or propose to approve, adopt, recommend, agree to or enter into, any letter of intent, memorandum of understanding or similar document, agreement, commitment, or agreement in principle with respect to any Company Acquisition Proposal; or
(v)resolve or agree to do any of the foregoing;
provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company and its Representatives may (I) contact the Person or any of its Representatives who has made such Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal so that the Company Board may reasonably inform itself about such Company Acquisition Proposal and (II) engage or otherwise participate in discussions or negotiations with, and provide information to, any Person (or its Representatives) that has made a bona fide written Company Acquisition Proposal after the date hereof that did not result from any breach of this Section 4.2(a) or Section 4.2(c) by the Company, any of its Subsidiaries or any of its or their respective Representatives if (A) prior to taking any such action, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to lead to a Company Superior Proposal and that failure to engage in such discussions or negotiations, or provide such information, would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements; and (B) prior to providing any information regarding the Company or any Subsidiary of the Company to such third party in response to such Company Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed confidentiality agreement that contains nondisclosure provisions that are at least as restrictive of such third party as those contained in the Non-Disclosure Agreement are to Parent and that does not prohibit compliance by the Company with this Section 4.2 (it being understood that such confidentiality agreement need not contain any standstill provisions). Prior to or substantially concurrently with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent). The Company shall promptly (and in any event within twenty-four (24) hours) inform Parent if the Company furnishes non-public information and/or enters into discussions or negotiations as provided for in this Section 4.2(a) and will keep Parent reasonably informed in writing, on a current basis (and, in any event, within twenty-four (24) hours), of the status and all material terms of any Company Acquisition Proposal (including any material changes to the terms thereof) and the status of any discussions and negotiations with respect thereto.
(b)If the Company receives a Company Acquisition Proposal (or notice from any Person that it intends to make a Company Acquisition Proposal) or any inquiry or request for information with respect to a Company Acquisition Proposal or that is reasonably likely to lead to a Company Acquisition Proposal, then the Company shall promptly (and in no event later than twenty-four (24) hours after its receipt of such Company Acquisition Proposal or request) notify

Parent in writing of such Company Acquisition Proposal or request (which notification shall include the identity of the Person making or submitting such request or Company Acquisition Proposal and an unredacted copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)), together with copies of any proposed transaction agreements, and the Company shall thereafter keep Parent reasonably informed in writing, on a current basis (and, in any event, within twenty-four (24) hours), of the status of such Company Acquisition Proposal or request, including informing Parent of any material change to the terms of such Company Acquisition Proposal, and the status of any negotiations, including any change in its intentions as previously notified.
(c)Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Acquisition Proposal made prior to the date hereof and any access any such Persons may have to any physical or electronic data room relating to any potential Company Acquisition Proposal. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any standstill provision in any agreement to which the Company or any of its Affiliates is a party (unless, and only to the extent, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements, in which case it may enable such Persons to submit and pursue a Company Acquisition Proposal).
(d)Any violation of the restrictions contained in this Section 4.2 by any of the Company’s Subsidiaries or the Representatives of the Company at the direction of the Company shall be deemed to be a breach of this Section 4.2 by the Company.
4.3Registration Statement; Proxy Statement/Prospectus.
(a)As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus, in preliminary form, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus, in preliminary form, will be included as a prospectus. Each of the parties shall (i) use reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus to comply in all material respects with all applicable rules, regulations and requirements of the Exchange Act or Securities Act; (ii) promptly notify the other upon receipt of, and cooperate with each other and use reasonable best efforts to respond to, any comments or requests of the SEC or its staff, including for any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus; (iii) promptly provide the other party with copies of all written correspondence and a summary of all oral communications between it or its Representatives, on the one hand, and the SEC or its staff, on the other hand, relating to the Form S-4 Registration Statement or the Proxy Statement/Prospectus; (iv) use reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; (v) use reasonable best efforts to keep the Form S-4 Registration

Statement effective through the Closing in order to permit the consummation of the Mergers; and (vi) cooperate with the other party and provide the other party with a reasonable opportunity to review and comment in advance on the Form S-4 Registration Statement and the Proxy Statement/Prospectus (including any amendments or supplements to the Form S-4 Registration Statement or the Proxy Statement/Prospectus) and any substantive correspondence (including all responses to SEC comments), prior to filing with the SEC or mailing, and shall provide to the other a copy of all such filings or communications made with the SEC, except to the extent such disclosure or communication relates to a Company Acquisition Proposal. The Company will, prior to filing the preliminary Proxy Statement/Prospectus, use its reasonable best efforts to obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement/Prospectus the opinion of the Company Financial Advisor that, as of the date of such opinion and based on and subject to the matters, assumptions, qualifications and limitations set forth in such opinion, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent, the Acquisition Subs and their respective Affiliates).
(b)Parent shall advise the Company, promptly after receipt of notice thereof, of the time when the Form S-4 Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order relating thereto, or the suspension of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC or its staff for any amendment of or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, and Parent shall use its reasonable best efforts to as promptly as practicable have any stop order relating to the Form S-4 Registration Statement or any such suspension of the shares of Parent Common Stock lifted, reversed or otherwise terminated. The Company shall cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of the parties shall use reasonable best efforts promptly to furnish the other parties all information concerning such party, its Subsidiaries, directors, officers and (to the extent reasonably available to such party) stockholders that may be required by applicable Legal Requirements or reasonably requested by the other party or its Representatives in connection with any action contemplated by this Section 4.3. If, at any time prior to obtaining the Required Company Stockholder Vote, any party becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus in order to make any statement therein, in the light of the circumstances under which it is made, not false or misleading with respect to a material fact, or in order to avoid the omission of a material fact necessary to make the statements in the Form S-4 Registration Statement or the Proxy Statement/Prospectus not misleading, then such party (A) shall promptly inform the other party thereof; (B) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC; (C) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (D) if mailing is required by law or otherwise appropriate, shall cooperate in mailing such amendment or supplement to the stockholders of the Company.

4.4Meeting of the Company’s Stockholders; Company Change in Recommendation.
(a)The Company (i) shall take all action necessary under all applicable Legal Requirements and the Company’s Organizational Documents to, as promptly as reasonably practicable after the Form S-4 Registration Statement is declared effective (and, subject to the below, in any event within sixty (60) days thereafter), duly call, give notice of and hold a meeting of the holders of shares of Company Common Stock to vote on a proposal to adopt this Agreement, as well as a customary proposal regarding adjournment of such meeting (the “Company Stockholder Meeting”); and (ii) shall submit such proposals to, and, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.4(c), (x) use its reasonable best efforts to solicit proxies in favor of such proposals from, such holders at the Company Stockholder Meeting, and (y) the Company shall not submit any other proposals to its stockholders in connection with the Company Stockholder Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company, in consultation with Parent, shall set a record date for determining the Persons entitled to notice of, and to vote at, the Company Stockholder Meeting and shall not change such record date without the prior written consent of Parent. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, (A) the Company shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), other than (1) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with Parent and outside counsel is required by applicable Legal Requirements is disclosed to the Company’s stockholders and for such supplement or amendment to be promptly disseminated to the Company’s stockholders within a reasonable amount of time (as determined by the Company Board in good faith after consultation with outside counsel) prior to the Company Stockholder Meeting; (2) if required by applicable Legal Requirement or a request from the SEC or its staff; or (3) if as of the time for which the Company Stockholder Meeting is scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholder Meeting; and (B) the Company may, and if Parent so requests (which Parent may do up to three (3) times, for up to five (5) Business Days each) shall, postpone or adjourn the Company Stockholder Meeting in order to solicit additional proxies in favor of the adoption of this Agreement if, on the date for which the Company Stockholder Meeting is scheduled, there would be insufficient votes to obtain the Required Company Stockholder Vote, whether or not a quorum is present, in which case, except in the case where the Company Board has made a Company Change in Recommendation in compliance with Section 4.4(c), the Company shall use its reasonable best efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable; provided that without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (x) no single such adjournment or postponement pursuant to clauses (A) or (B) shall be for more than five (5) Business Days, except as may be required by applicable Legal Requirements, (y) all such adjournments and postponements together shall not cause the date of the Company Stockholder Meeting to be more than twenty (20) Business Days after the date for which the Company Stockholder Meeting was originally scheduled or, in the case of the foregoing clauses (A)(3) and (B), less than five (5) Business Days prior to the End Date and (z) in no event shall the Company change the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholder Meeting. The Company shall use reasonable best efforts, on a daily basis during the ten (10) Business Days prior to the date of the Company Stockholder Meeting, to keep Parent reasonably informed as to the aggregate number of shares of Company Common Stock entitled to vote at the Company Stockholder Meeting for which proxies have been received by the Company with respect to the Required Company Stockholder Vote and the number of such proxies authorizing the holder thereof to vote in favor of the Required Company Stockholder Vote.
(b)Subject to Section 4.4(c) and Section 4.4(d), the Proxy Statement/Prospectus shall include the Company Board Recommendation and neither the Company Board nor any committee thereof shall, except as otherwise expressly permitted by this Agreement, including by Section 4.4(c) and Section 4.4(d) (i) withhold, withdraw, modify, amend or qualify (or publicly propose to withdraw, modify, amend or qualify), in a manner adverse to Parent or the Acquisition Subs, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Company Acquisition Proposal; (iii) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Parent and its Affiliates (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested in writing by Parent, fail to issue, within five (5) Business Days after a Company Acquisition Proposal is publicly announced (and in no event later than one (1) Business Day prior to the date of the Company Stockholder Meeting, as it may be postponed or adjourned pursuant to Section 4.4(a)), a press release reaffirming the Company Board Recommendation; provided that Parent may make any such request once with respect to each particular Company Acquisition Proposal or once with respect to each amendment (to the financial or any other material terms) made thereto (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”); (v) cause or permit the Company to enter into any Contract, letter of intent, memorandum of understanding, agreement in principle or other arrangement or understanding (other than a confidentiality agreement entered into in compliance with Section 4.2(a)) contemplating or relating to a Company Acquisition Transaction; (vi) take any action to make the provisions of any anti-takeover or similar statute or regulation inapplicable to any Company Acquisition Proposal or counterparty thereto; or (vii) publicly propose to do any of the foregoing.
(c)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation related to a Company Acquisition Proposal if (x) the Company receives from a third party a bona fide written Company Acquisition Proposal after the date of this Agreement that has not been withdrawn and did not result from a breach of Section 4.2 and (y) prior to making such Company Change in Recommendation:
(i)the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, that such Company Acquisition Proposal constitutes a Company Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements;
(ii)the Company delivers to Parent a written notice (the “Company Superior Proposal Notice”) no less than four (4) Business Days in advance stating that the Company Board intends to make a Company Change in Recommendation, which notice shall include the identity of the Person making such Company Acquisition Proposal and a copy of such proposal and a draft of the definitive agreement to be entered into in connection therewith (or, if not in writing, the material terms and conditions thereof); and
(iii)(A) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Company Superior Proposal Notice, if requested by Parent, the Company engages in good faith negotiations with Parent regarding a possible amendment of this Agreement so that the Company Acquisition Proposal that is the subject of the Company Superior Proposal Notice ceases to be a Company Superior Proposal; and (B) after the expiration of the negotiation period described in clause “(A)” above, the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, and after taking into account any amendments to this Agreement that Parent and the Acquisition Subs have committed in writing to make as a result of the negotiations contemplated by clause “(A)” above, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal; provided that if there is any change and/or amendment, whether communicated orally or in writing, to the financial or other material terms of such Company Acquisition Proposal, the Company shall, in each case, be required to deliver to Parent an additional notice consistent with that described in clause “(ii)” above and a new negotiation period under clause “(A)” above shall commence, during which time the Company shall be required to comply with the requirements of Section 4.4(c)(iii) anew with respect to such additional notice.
(d)Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Vote, the Company Board may make a Company Change in Recommendation that is not related to a Company Acquisition Proposal if and only in response to any state of fact, event, change, effect, circumstance, occurrence or development, or combination thereof, arising following the date of this Agreement and that was neither known to nor or reasonably foreseeable to the Company Board prior to the execution and delivery of this Agreement and such fact, event, change, effect, circumstance, occurrence or development, or combination thereof, is not specifically related to (a) the receipt, existence of or terms of a Company Acquisition Proposal or a Company Superior Proposal or any inquiry or communications relating thereto, any matter relating thereto or consequences thereof or (b) in each case in and of itself, any changes in the market price or trading volume of Company Common Stock or the fact that the Company meets, fails to meet or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period (it being understood, however, that any underlying cause of any of the foregoing may be taken into account unless excluded pursuant to clauses (a) or (b)) (any such state of fact, event, change, effect, circumstance, occurrence, development, condition, circumstance, or combination thereof, being referred to as a “Company Intervening Event”); and, prior to making such Company Change in Recommendation, (1) the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements; (2) no less than four (4) Business Days prior to the making of such Company Change in Recommendation, Parent receives a written notice from the Company confirming that the Company Board intends to effect such Company Change in Recommendation, specifying the reasons therefor in reasonable detail; (3) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for the Company Board to effect a Company Change in Recommendation; and (4) following the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor and after taking into account any amendments to this Agreement that Parent and the Acquisition Subs have committed in writing to make as a result of the negotiations contemplated by clause (3) above, that, in light of such Company Intervening Event, a failure to effect a Company Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements, even if such changes committed to in writing were to be given effect.
(e)Notwithstanding any Company Change in Recommendation, unless this Agreement has been earlier terminated in accordance with Section 6.1, this Agreement shall be submitted to the holders of shares of Company Common Stock at the Company Stockholder Meeting for the purpose of voting on the adoption of this Agreement and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation.
(f)Nothing contained in this Agreement shall prohibit the Company, the Company Board or their Representatives from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to make such disclosure would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Legal Requirements or (ii) directing any Person (or the Representative of that Person) who makes a Company Acquisition Proposal to the provisions of this Section 4.4; provided, however, that in the case of either clause (i) or clause (ii), no such communication, statement or disclosure that would constitute a Company Change in Recommendation shall be permitted, made or taken except in accordance with Section 4.4(c).
(g)Any violation of the restrictions contained in this Section 4.4 by any of the Company’s Subsidiaries or the Representatives of the Company at the direction of the Company shall be deemed to be a breach of this Section 4.4 by the Company.

4.5Filings; Other Action.
(a)Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other and use (and shall cause their respective Affiliates to use), and Parent shall cause each Person who is deemed by a Governmental Entity to “control” Parent or will be deemed by a Governmental Entity to “control” any of the Company Insurance Subsidiaries following the Closing (each such Person, a “Control Person”) to cooperate with the parties hereto and to use and cause their respective Affiliates to use, their respective reasonable best efforts to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including using reasonable best efforts to (i) prepare and file promptly and fully all documentation to effect all necessary and advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws and Legal Requirements relating to the acquisition of control of insurance companies) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement; (ii) obtain as promptly as reasonably practicable (and in any event no later than the End Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity that are or may become necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) obtain all necessary consents, approvals or waivers from third parties. Except as set forth in Part 4.5(a) of the Parent Disclosure Schedule, neither Parent nor any of its applicable Affiliates shall, and Parent shall cause each of the Control Persons not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any inter-Affiliate transaction between the Company or any of its Affiliates, on the one hand, and any of the post-Closing Affiliates of any of them (including Parent and any of its Affiliates or Control Persons), on the other hand, in each case that would require approval or non-disapproval under applicable Legal Requirements. Parent acknowledges and agrees that any breach by any Affiliate of Parent or any Control Person, of the provisions of this Section 4.5(a) (assuming, solely for this purpose, that such Affiliate or Control Person was bound to the same covenants in this Section 4.5(a) as Parent) shall constitute a breach of this Section 4.5(a) by Parent.
(b)Each party shall use their respective reasonable best efforts to file, as promptly as reasonably practicable after the date of this Agreement, and Parent shall cause the Control Persons to file, all notices, reports and other documents required to be filed by such Person with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, (i) each of Parent and the Company shall, in consultation and cooperation with the other within twenty (20) Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (ii) as promptly as reasonably practicable after the date of this Agreement, but in no event later than as required by applicable Legal Requirements, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all other notifications required under any other Antitrust Laws or other Legal Requirements. In addition and without limiting the generality of the foregoing, Parent shall file, and shall cause each Control Person to file, within twenty (20) Business Days after the date of this Agreement, a “Form A” Approval of Acquisition of Control with the Delaware Department of Insurance with respect to the acquisition of control of the Company Insurance Subsidiaries. Each party shall promptly notify the other party and provide copies to the other party of any substantive written notice or other written communication from any Governmental Authority in connection with any current or pending Governmental Authorizations (other than those that are administrative or ministerial in nature). Parent and the Company shall, and Parent shall cause the Control Persons to, use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity pursuant or related to the transactions contemplated by this Agreement.
(c)Subject to the provisions of the Non-Disclosure Agreement, Parent and the Company each shall, and Parent shall cause the Control Persons to, promptly supply the other with any information that may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 4.5(a) and Section 4.5(b). Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “outside counsel only” or with similar restrictions. Each of Parent and the Company may also reasonably redact the material as necessary to (i) comply with other contractual arrangements or applicable Legal Requirements or (ii) prevent the loss of protection under the attorney-client privilege or the attorney work product doctrine. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, with the prior written consent of the disclosing party, to economic or other experts retained by the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the provisions of the Non-Disclosure Agreement, each of Parent and the Company shall (i) consult with the other in good faith prior to taking a position with respect to any filing required or advisable pursuant to Section 4.5(a) and Section 4.5(b); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any Legal Proceeding in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 4.5(a) and Section 4.5(b) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other party in advance of any meeting, video conference or teleconference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings, video conferences and teleconferences. Parent shall be responsible for the payment of all filing fees pursuant to Antitrust Laws or insurance regulatory Legal Requirements and in connection with the transactions contemplated hereby.

(d)Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries or Affiliates will offer, propose, negotiate, agree or consent to any accommodation, concession, commitment, condition or remedy (financial or otherwise) to or with any Governmental Entity or any third party in connection with seeking or obtaining approvals or consents for the transactions contemplated by this Agreement. Without the prior written consent of the other party, neither Parent or any of its Affiliates or Control Person, on the one hand, nor the Company, on the other hand, shall enter into any agreement relating to the transactions contemplated by this Agreement with any Governmental Entity or take any other action that would reasonably be expected to materially delay the Closing or the expiration or termination of any waiting period under the HSR Act or any other applicable Legal Requirement.
(e)If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law or other Legal Requirement, each of Parent and the Company shall, and Parent shall cause each Control Person to, use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Subject to the proviso below, Parent shall, and shall cause its Affiliates and the Control Persons to, take or refrain from taking, and agree or commit to take or refrain from taking, any and all actions, or suffer to exist any limitation, action, restriction, condition or requirement, as applicable, in each case that are necessary to avoid each and every impediment under any applicable Legal Requirements that may be asserted by, or judgment, decree and Order that may be entered by or with, any Governmental Entity with respect to this Agreement or other transactions contemplated hereby this Agreement so as to enable the Closing to occur as promptly as practicable, including any of the foregoing as is necessary, proper or advisable to (i) obtain all approvals, consents, clearances, expirations from any Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any judgment, decree or Order of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Affiliates or the Control Persons be required to take any action, including entering into any consent decree, hold separate order or other arrangement, that (when taken together with all other such actions) would have, or would reasonably be expected to have, a material adverse effect on (A) the business, financial condition or results of operations of (x) the Company and its Subsidiaries, taken as a whole, or (y) Parent and its Subsidiaries, taken as a whole, or (B) the aggregate economic benefits that Parent reasonably expects to receive from the transactions contemplated by this Agreement (each of (A) and (B), a “Burdensome Condition”).
(f)Each of Parent and the Company agrees that, prior to the earlier of the First Effective Time and the termination of this Agreement pursuant to Section 6.1, it shall not, and shall ensure that none of its Subsidiaries or Affiliates shall, consummate, enter into any agreement providing for, or authorize, announce, commit to or approve, any investment, acquisition, divestiture, business combination or other transaction that would reasonably be expected to materially delay, materially impede or prevent the consummation of the transactions contemplated by this Agreement.
4.6Access.
(a)Upon reasonable prior notice, the Company shall afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the First Effective Time, to the Company’s and its Subsidiaries personnel, properties, Contracts, filings with Governmental Entities and books and records and, during such period, the Company shall furnish promptly to Parent all reasonably available information concerning its business as Parent may reasonably request in each case for the purposes of integration planning and the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to permit any inspection or provide other access, or to disclose any information, that in the reasonable judgment of the Company would (i) unreasonably interfere with the business or operations of the Company and its Subsidiaries, (ii) violate any obligation of the Company with respect to confidentiality or privacy; (iii) jeopardize protections afforded the Company under the attorneyclient privilege, the attorney work product doctrine or similar legal privilege or protection; (iv) violate any Legal Requirement; or (v) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, information concerning the valuation of the Company or any of its Subsidiaries or Personal Data that would expose the Company to the risk of liability; provided that in each case the Company shall inform Parent of the nature of the information being withheld, and shall use its reasonable best efforts to make alternative arrangements that would allow Parent (or its applicable Representative) access to such information. All information obtained by or provided to Parent and its Representatives pursuant to this Agreement shall be treated as “Confidential Information” of the Company for purposes of the Non-Disclosure Agreement.
(b)To the extent that any of the information or material furnished pursuant to this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or any other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or any other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
(c)No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Company set forth in this Agreement. No exchange of information or investigation by the Company or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of Parent set forth in this Agreement.

4.7Publicity. Parent and the Company shall consult with one another prior to issuing, and shall provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Mergers and shall not issue any such public announcement or statement prior to such consultation, except as may be required by applicable Legal Requirement or by the rules and regulations of Nasdaq or the NYSE (in which event Parent or the Company, as applicable, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public announcement or statement in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable); provided that (i) Parent may make public announcements, statements or other disclosures concerning this Agreement or the Mergers that consist of information previously disclosed in previous public announcements, statements or other disclosures made by Parent in compliance with this Section 4.7, (ii) this Section 4.7 shall not apply to any press release or other public announcement or disclosure in connection with any Company Change in Recommendation effected by the Company Board to the extent permitted by and in compliance with Section 4.4, and (iii) Parent may make any public statements to the press, analysts, investors or those participating in investor calls or industry conferences. The Company and Parent agree to issue the previously agreed upon form of joint press release announcing the execution and delivery of this Agreement promptly following the execution of this Agreement.
4.8Company ESPP. The Company shall take the necessary actions with respect to the Company ESPP so that (i) any offering period in effect as of the last day of the current offering period shall be shortened by setting a new “Exercise Date” (within the meaning of the Company ESPP) in respect of such offering period that is no later than the last day of the current offering period (the “Offering Period End Date”) and on the Offering Period End Date, cause the exercise of each outstanding purchase right under the Company ESPP, except in no event shall the Company permit any new participants to enroll in, or any current participants to increase payroll deduction or other contribution elections under, the Company ESPP on or following the date hereof; and (ii) as of the Offering Period End Date, the Company ESPP shall be suspended, and no offering periods or purchase periods shall be thereafter commenced and no payroll deductions or other contributions shall be thereafter made or effected with respect to the Company ESPP.
4.9Certain Tax Matters.
(a)For U.S. federal income Tax purposes, (i) the parties hereto intend that the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which the Parent, the Acquisition Subs and the Company are parties under Section 368(b) of the Code.
(b)Both prior to and following each of the First Effective Time and Second Effective Time, (x) Parent shall not make (or permit Acquisition Sub II to make) any election to classify Acquisition Sub II as a corporation for U.S. federal income Tax purposes, and (y) Parent, the Acquisition Subs and the Company shall use their respective commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers, taken together, to qualify for the Intended Tax Treatment, including (i) reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Mergers, taken together, to qualify for the Intended Tax Treatment and (ii) not taking any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required pursuant to (i) a change in applicable Tax Law, or (ii) a “determination” within the meaning of Section 1313(a) of the Code (or corresponding or similar provision of state or local Tax Law).
(c)Each of Parent and the Company shall reasonably cooperate with one another and their respective counsel and use its commercially reasonable efforts to obtain (i) the Parent Tax Opinion, and (ii) the Company Tax Opinion, in each case, including by executing and delivering customary tax representation letters (not to be inconsistent with this Agreement and dated as of the date of such opinion) as Parent Tax Counsel and Company Tax Counsel may reasonably request in form and substance reasonably satisfactory to Parent Tax Counsel and Company Tax Counsel. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that (x) the Mergers, taken together, qualify for the Intended Tax Treatment or (y) the Parent Tax Opinion or Company Tax Opinion be delivered to Parent and the Company, respectively.
4.10Indemnification; Directors’ and Officers’ Insurance.
(a)For a period of no less than six (6) years after the First Effective Time, the Surviving Company shall indemnify and hold harmless, and provide advancement of expenses to, all current or former directors and officers of the Company or any of its Subsidiaries, and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the First Effective Time (together with their respective heirs and representatives, the “Indemnified Parties”) to the fullest extent permitted by applicable Legal Requirements in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, by reason of the fact of such Persons serving as an officer or director of the Company or any of the Subsidiaries of the Company. The parties hereto agree that for six (6) years after the First Effective Time all rights to elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in the Organizational Documents of the Company or any of its Subsidiaries or in any written agreement between the Company or any of its Subsidiaries and such Person that is publicly filed or otherwise in effect as of the date of this Agreement shall survive the Mergers and shall continue in full force and effect. For six (6) years after the First Effective Time, the Surviving Company shall cause to be maintained in effect the provisions in (i) the Organizational Documents of the Company and each of the Subsidiaries of the Company; and (ii) any other agreements of the Company or any of the Subsidiaries of the Company with any Indemnified Party, in each case, regarding exculpation, elimination or limitation of liability, indemnification of officers and directors or other fiduciaries and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time without the consent of such Indemnified Party.
(b)For a period of no less than six (6) years following the First Effective Time, the Surviving Company shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the First Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement) and covering each of the Company’s current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement; provided, however, that in no event shall the Surviving Company be required to expend in any one (1) year an amount in excess of 300% of the current annual premium paid by the Company (which annual premium is set forth in Part 4.10(b) of the Company Disclosure Schedule) for such insurance (such 300% amount, the “Maximum Annual Premium”); and provided further, however, that if the annual premium of such insurance coverage exceeds the Maximum Annual Premium, the Surviving Company shall be obligated to obtain a policy with the greatest comparable coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything to the contrary in this Agreement, the Company may, or if the Company is unable to, Parent may on its behalf, prior to the First Effective Time, purchase a six (6)-year “tail” prepaid policy on the D&O Policy with an annual cost not in excess of the Maximum Annual Premium, and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of the Surviving Company under the first sentence of this Section 4.10(b) for so long as such “tail” policy shall be maintained in full force and effect.
(c)Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 4.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and their heirs and representatives)) under this Section 4.10 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).
(d)In the event that Parent, the Surviving Company or any of their respective Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, then in each case, to the extent necessary to protect the rights of the Indemnified Parties and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 4.10(b) (and their respective heirs and representatives), proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 4.10.

4.11Employee Matters.
(a)From the Closing Date until the twelve (12)-month anniversary of the Closing Date (or, if sooner, until the date of termination of employment of the relevant Continuing Employee), Parent shall or cause the Company to, provide each employee employed by the Company as of immediately prior to the Closing Date who remains so employed as of immediately following the Closing Date (each a “Continuing Employee”), with (i) a base salary that is substantially comparable in the aggregate to that provided to such Continuing Employee immediately prior to the Closing Date, (ii) target cash incentive compensation opportunities that are substantially comparable to those provided to similarly situated employees of Parent and its Affiliates, and (iii) employee benefits that are the same, in the aggregate, as those provided to similarly situated employees of Parent and its Affiliates.
(b)Parent shall treat, and shall use reasonable best efforts to cause each benefit plan sponsored, maintained, or contributed to by Parent or any of its Subsidiaries after the Closing (including, follow the Closing, the Surviving Company) and in which any Continuing Employee participates (each, a “Parent Benefit Plan”) to recognize, for purposes of determining eligibility to participate and vesting, all past service with the Company or any of its Subsidiaries earned prior to the Closing Date as service with Parent and its Affiliates; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of compensation, benefits or coverage.
(c)Parent shall use reasonable best efforts to cause each Parent Benefit Plan, that is a group health plan, within the meaning of Section 3(1) of ERISA: (i) to waive any and all eligibility waiting periods, evidence of insurability requirements, and pre-existing condition limitations and exclusions with respect to each Continuing Employee to the extent waived, satisfied, or not included under the analogous Company Plan, and (ii) with respect to the year in which the Closing occurs, to recognize for each Continuing Employee for purposes of applying annual deductible, co-insurance, and out-of-pocket maximums under each Parent Benefit Plan that provides group health benefits any deductible, co-insurance, and out-of-pocket expenses paid by the Continuing Employee and credited under the analogous Company Plan during the portion of the plan year prior to the Closing Date.
(d)Except as set forth in this Section 4.11, no provision of this Agreement, including this Section 4.11, is intended, or shall be interpreted, to provide or create any third party beneficiary rights, claims or benefits or any other rights of any kind or nature whatsoever in any Continuing Employee, consultant, contractor, or any other Person performing similar functions, including any rights of employment or service for any specified period and/or any employee benefits, in favor of any union, association, Continuing Employee, consultant, or contractor or any other Person performing similar functions. In addition, no provision of this Agreement, including this Section 4.11, is intended, or shall be interpreted, to establish or amend any term or condition of any Company Plan, any Parent Benefit Plan, or any other employee benefit or compensation plan, program, or policy of any of the Company, Parent, or any of their respective Affiliates or to alter or limit the ability of any of the Company, Parent, or their respective Affiliates to amend, modify, or terminate any Company Plan or Parent Benefit Plan or any other benefit plan, program, agreement, or arrangement at any time assumed, maintained, sponsored or contributed to by any of them.

4.12Stockholder Litigation. The Company shall provide Parent with prompt written notice of, and copies of all pleadings and material correspondence relating to, any Legal Proceeding against the Company or any of its directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to participate, at Parent’s sole cost and expense, in the defense, settlement, or compromise of any such Legal Proceeding, and no such settlement or compromise shall be agreed to without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
1.13Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting and settlement of converted Company RSUs, to be approved for listing (subject to notice of issuance) on the NYSE at or prior to the First Effective Time. Prior to the Closing, the Company shall cooperate with Parent to cause the shares of Company Common Stock to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the First Effective Time.
4.14Section 16 Matters. Prior to the First Effective Time, the Parent Board and the Company Board, respectively, shall take all actions that may be required or appropriate to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the transactions contemplated by Section 1 by each individual who is, or as a result of the transactions contemplated by this Agreement will be, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is, or will as a result of the transactions contemplated by this Agreement become, subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
4.15Director Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the First Effective Time, in each case, conditioned and effective upon the First Effective Time.
4.16Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant any approvals and take all any actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.
4.17Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed in Part 4.17 of the Company Disclosure Schedule to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 5.CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER
5.1Conditions Precedent to Each Party’s Obligations. The obligations of each party to effect the Mergers and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver, as of the Closing, of each of the following conditions:
(a)Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement, and no proceedings for that purpose shall have been commenced or be threatened in writing by the SEC that has not been withdrawn.
(b)Company Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.
(c)Governmental Approvals. (i) Any waiting period (or any agreed upon (in accordance with Section 4.5(d)) extension of any waiting period or commitment not to consummate the Mergers for any period of time) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall be no agreement (agreed upon in accordance with Section 4.5(d)) pending or in effect between Parent and any Governmental Entity not to close; and (ii) any Governmental Authorization identified in Part 5.1(c)(ii) of the Company Disclosure Schedule shall have been made or obtained and shall remain in full force and effect.
(d)Listing. The shares of Parent Common Stock to be issued pursuant to the First Merger, including the shares of Parent Common Stock to be issued upon the exercise of converted Company Options and upon vesting of converted Company RSUs, shall have been approved for listing (subject to notice of issuance) on the NYSE.
(e)No Restraints. No Legal Requirement or Order preventing, enjoining or making illegal the consummation of the Mergers shall have been entered, issued or adopted by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect (any such Legal Requirement or Order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, a “Relevant Legal Restraint”).
5.2Additional Conditions Precedent to Parent’s Obligations. The obligation of Parent to cause the Mergers to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction or waiver by Parent, as of the Closing, of each of the following conditions:
(a)Accuracy of Representations. (i) The representations and warranties of the Company contained in Section 2.3(a), Section 2.3(c) (first sentence only), Section 2.3(d) and Section 2.3(e) shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of the Company contained in Section 2.1(a), Section 2.3(c) (second sentence only), Section 2.4, Section 2.5, Section 2.6(a)(i), Section 2.20, Section 2.22, Section 2.23 and Section 2.24 (last sentence only) shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; (iii) the representations and warranties of the Company contained in Section 2.24 (first sentence only) shall be true and accurate at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate as of such particular date or period of time); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate has not constituted or resulted in, a Company Material Adverse Effect; provided, however, that, in the case of this clause (iv), for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; provided that the reference to Company Material Adverse Effect in Section 2.8(a) shall be given effect.
(b)Performance of Covenants. The covenants in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in, a Company Material Adverse Effect.
(d)Certificate. Parent shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of the Company, confirming that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been duly satisfied.
5.3Additional Conditions Precedent to the Company’s Obligations. The obligation of the Company to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Company, as of the Closing, of each of the following conditions:
(a)Accuracy of Representations. (i) The representations and warranties of Parent contained in Section 3.3(a), Section 3.3(c) (first sentence only), Section 3.3(d) and Section 3.3(e)

shall be true and accurate, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate, other than de minimis inaccuracies, as of such particular date or period of time); (ii) the representations and warranties of Parent and the Acquisition Subs contained in Section 3.1(a), Section 3.3(c) (second sentence only), Section 3.4, Section 3.5(a)(i), Section 3.10 and Section 3.13 shall be true and accurate in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and accurate in all material respects as of such particular date or period of time); provided, however, that, in the case of this clause (ii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; and (iii) the representations and warranties of Parent and the Acquisition Subs set forth in this Agreement (other than those representations and warranties referred to in the foregoing clauses (i) and (ii)) shall be true and accurate in all respects at and as of the Closing Date as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and accurate as of such particular date or period of time), except as, individually or in the aggregate, has not constituted or resulted in, a Parent Material Adverse Effect; provided, however, that, in the case of this clause (iii), for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifications set forth in such representations and warranties shall be disregarded; provided that the reference to Parent Material Adverse Effect in Section 3.7(a) shall be given effect.
(b)Performance of Covenants. The covenants in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effects that, individually or in the aggregate, have constituted or resulted in a Parent Material Adverse Effect.
(d)Certificate. The Company shall have received a certificate, dated as of the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Parent, confirming that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been duly satisfied.
5.4Frustration of Closing Conditions. None of Parent, the Acquisition Subs or the Company may rely on the failure of any condition set forth in this Section 5 to be satisfied as a condition precedent to any right or obligation of such party hereunder if such failure was caused by such party’s breach of this Agreement.

Section 6.TERMINATION
6.1Termination. This Agreement may be terminated and the Mergers may be abandoned:
(a)by mutual written consent of Parent and the Company at any time prior to the First Effective Time;
(b)by Parent or the Company if the Mergers shall not have been consummated by the close of business on August 8, 2022 (as such date may be extended pursuant to the provisos below or pursuant to this Section 6.1(b), the “End Date”); provided, that if any of the conditions to the Closing set forth in Section 5.1(c) or Section 5.1(e) has not been satisfied or waived on or prior to the close of business on the End Date but all other conditions to Closing set forth in Sections 5.1, 5.2 and 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are capable of being satisfied if the Closing were to occur on the End Date) or waived, the End Date will be automatically extended, without any action on the part of any party hereto, to November 8, 2022 and, if so extended, such date shall be the “End Date”; and provided, further, that if the satisfaction of the last to be satisfied or waived of the conditions set forth in Section 5 (other than those conditions that by their nature are to be satisfied at the Closing) occurs less than two (2) Business Days prior to the End Date, the End Date shall be deemed extended to the extent necessary to permit the Closing to occur; and provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the material breach by such party (or any Affiliate of such party or Control Person of such party) of any of such party’s obligation under this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the First Effective Time to have occurred on or before the End Date;
(c)by Parent or the Company at any time prior to the First Effective Time if a Relevant Legal Restraint permanently preventing, enjoining or making illegal the consummation of the Mergers shall have become final and non-appealable; provided, that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such Relevant Legal Restraint in accordance with Section 4.5; provided, further, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the material breach by such party (or any Affiliate of such party) of any of such party’s obligation under this Agreement shall have materially contributed to such Relevant Legal Restraint;
(d)by Parent at any time prior to obtaining the Required Company Stockholder Vote if (i) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus or shall have made a Company Change in Recommendation or (ii) the Company shall have breached in any material respects Section 4.2 or Section 4.4;
(e)by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and (ii) the Required Company Stockholder Vote shall not have been obtained;
(f)by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant of the Company is curable by the Company by the End Date and the Company is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 6.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that the Company receives written notice of such inaccuracy or breach from Parent; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(f) if Parent is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b); or
(g)by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not be satisfied; provided, however, that for purposes of clauses (i) and (ii) above, if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant of Parent is curable by Parent by the End Date and Parent is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 6.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of thirty (30) days commencing on the date that Parent receives written notice of such inaccuracy or breach from the Company; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if the Company is then in breach of any of its representations, warranties or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b).
The party seeking to terminate this Agreement pursuant to this Section 6.1 shall give written notice of such termination to the other parties in accordance with Section 7.8, specifying the provision of this Agreement pursuant to which such termination is effected.
6.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect with no liability to any Person on the part of any party to this Agreement (or any of its Representatives or Affiliates); provided, however, that (a) the last sentence of Section 4.6(a), Section 4.10, this Section 6.2, Section 6.3 and Section 7 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) subject to Section 6.3(c), the termination of this Agreement shall not relieve any party from any liability for any fraud or any Willful Breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of benefit of the transactions contemplated by this Agreement to the party, any lost stockholder premium, the time value of money, and any benefit to the breaching party or its stockholders arising from such fraud or Willful Breach. The Non-Disclosure Agreement shall not be affected by a termination of this Agreement.
6.3Termination Fees.

(a)If this Agreement is terminated by Parent pursuant to Section 6.1(d), or by either Parent or the Company pursuant to Section 6.1(b) or Section 6.1(e) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 6.1(d), then, within two (2) Business Days after the termination of this Agreement, the Company shall cause to be paid to Parent the Termination Fee.
(b)If this Agreement is terminated (i)(A) by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(e) or (B) by Parent pursuant to Section 6.1(f) as a result of a breach of the Company’s covenants set forth in Section 4.2 or Section 4.4 and (ii)(A) at or prior to the date of such termination, any Person shall have publicly announced an intention to make a Company Acquisition Proposal, or a Company Acquisition Proposal shall have been publicly disclosed, publicly announced, or otherwise publicly commenced, submitted or made at least five (5) Business Days prior to the Company Stockholder Meeting (or at least five (5) Business Days prior to the date of termination, in the case of an applicable termination other than pursuant to Section 6.1(e)); and (B) on or prior to the date that is twelve (12) months following the termination of this Agreement, either (1) a Company Acquisition Transaction is consummated or (2) a definitive agreement relating to a Company Acquisition Transaction is entered into by the Company (it being understood that, for purposes of this clause “(B),” each reference to “twenty percent (20%)” in the definition of “Company Acquisition Transaction” in Exhibit A shall be deemed to be a reference to “fifty percent (50%)”), then, within two (2) Business Days after the earlier of the consummation of such Company Acquisition Transaction or entering into a definitive agreement relating to a Company Acquisition Transaction, the Company shall cause to be paid to Parent the Termination Fee.
(c)Any Termination Fee due and payable by the Company under this Section 6.3 shall be paid by wire transfer of cash in same-day funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable by the Company only once and not in duplication even though the Termination Fee may be payable by the Company under one or more provisions hereof. If the Company fails to pay the Termination Fee when due and payable by the Company, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) in effect on the date such amount was originally required to be paid, and the Company shall pay the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and out-of-pocket expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken by Parent to collect payment. The parties agree that if the Termination Fee becomes payable by, and is paid by, the Company, then such Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its Affiliates and its and their Representatives in connection with this Agreement, and in no event in which the Termination Fee becomes payable by, and is paid by, the Company, will Parent or any other Person seek to recover any other money damages or seek any other remedy from the Company or any other Person based on a claim in law or equity or otherwise in connection with this Agreement; provided, that nothing contained herein shall relieve any party from liability for any actual, common law fraud or Willful Breach.

(d)Each of the parties acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.
Section 7.MISCELLANEOUS PROVISIONS
7.1Amendment. This Agreement may be amended at any time prior to the First Effective Time (whether before or after receipt of the Required Company Stockholder Vote) by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the Required Company Stockholder Vote has been received, no amendment shall be made which by applicable Legal Requirement or regulation of Nasdaq requires further approval of the stockholders of the Company without the further approval of such stockholders.
7.2Waiver.
(a)Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(b)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
7.3No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the transactions contemplated by this Agreement, shall survive the First Effective Time. This Section 7.3 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the First Effective Time.
7.4Entire Agreement; Non-Reliance; Third-Party Beneficiaries.
(a)This Agreement, the Voting and Support Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Non-Disclosure Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.
(b)Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 2, Parent and the Acquisition Subs acknowledge and agree that the Company has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of Parent, the Acquisition Subs or any Parent Subsidiary or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with each of Parent’s and the Acquisition Subs’ entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding the Company, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 2 of this Agreement.
(c)Without limiting the generality of Section 7.4(a), except for the representations and warranties expressly contained in Section 3, the Company acknowledges and agrees that Parent has not made and is not making any representations or warranties, express or implied, whatsoever regarding the subject matter of this Agreement, that none of the Company, its Subsidiaries or any of their respective Representatives is relying on, and none of the foregoing has relied on, in connection with the Company’s entry into this Agreement and agreement to consummate the transactions contemplated hereby or otherwise, any representations or warranties, express or implied, whatsoever regarding Parent, any of its Affiliates, any of their respective Representatives, any other subject matter of this Agreement or any other matter, express or implied, except for the representations and warranties expressly set forth in Section 3 of this Agreement.
(d)Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, none of Parent, the Acquisitions Subs or the Company makes any representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, in respect of, the adequacy or sufficiency of reserves, or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.
(e)Parent, the Company and the Acquisition Subs agree that their respective representations and warranties set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, and the Acquisition Subs and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement, except as set forth in Section 7.7. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
(f)Notwithstanding the foregoing, nothing in this Section 7.4 shall restrain, limit, restrict or prohibit any claim based on fraud or Willful Breach.

7.5Applicable Law; Jurisdiction.
(a)This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Each of the parties hereto (i) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.
(b)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each of the parties hereto acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.5.
7.6Payment of Expenses. Whether or not the Mergers are consummated, except as expressly set forth in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.
7.7Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party, in whole or in part, by operation of law or otherwise, without the express prior written consent of the other parties hereto. Except for (i) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, or the Acquisition Subs’ actual, common law fraud or Willful Breach of this Agreement, which shall be deemed in such event to be damages of the Company, (ii) the right of Parent, on behalf of its stockholders, to pursue damages in the event of Company’s actual, common law fraud or Willful Breach of this Agreement, which shall be deemed in such event to be damages of Parent, (iii) the provisions of Section 1 (which, from and after the First Effective Time, shall be for the benefit of (1) Persons who are holders of shares of Company Common Stock immediately prior to the First Effective Time and (2) as of the applicable date, holders of Company Options, Company RSUs and Company Warrants, and the Legacy Company Equityholders with respect to the terms of Section 1.7(h) relating to the Additional Shares) and (iv) the provisions of Section 4.10 (which, from and after the First Effective Time shall be for the benefit of the Indemnified Parties and the other Persons identified therein), nothing in this Agreement (including Section 4.8), express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature.
7.8Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given and made as follows (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) Business Days after being sent; (c) if sent by electronic mail, when transmitted (provided that the transmission of the email is promptly confirmed by telephone or response email); and (d) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Parent or the Acquisition Subs:
Lemonade, Inc.
5 Crosby Street, 3rd Floor
New York, NY 10013
Attention:    Tim Bixby; Dennis Monaghan
Email:
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:    Robert M. Katz
Email:
with a copy (which shall not constitute notice) to:
Amar, Reiter, Jeanne, Shochatovitch & Co., Lawyers
Technology Park, The Tower main building (“HaMigdal”)
6th floor, 2 Agudat Sport Hapoel Rd.
Jerusalem 969580, Israel
Attention:    Daniel Chinn
Email:

if to the Company:
Metromile, Inc.
425 Market Street #700
San Francisco, CA 94105

Attention:    Regi Vengalil; Junna Ro
Email:
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Rajab S. Abbassi; Edward J. Lee
Email:
7.9Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
7.10Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.
7.11Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that a party hereto may have under law or in equity, in the event of any breach or threatened breach by Parent, the Acquisition Subs or the Company of any covenant or obligation of such party contained in this Agreement, the other parties shall be entitled to obtain (i) an Order of specific performance to enforce the observance and performance of such covenant; and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
7.12Disclosure Schedules.
(a)The Company Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 2 and, as applicable, Section 4. Any information set forth in any subsection of Part 2 of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 2 of the Company Disclosure Schedule as though fully set forth in such other subsections to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.
(b)The Parent Disclosure Schedule has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of Section 3 and, as applicable, Section 4. Any information set forth in any subsection of Part 3 of the Parent Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each of the other subsections of Part 3 of the Parent Disclosure Schedule as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent on its face that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Parent Disclosure Schedule shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule. The information set forth in the Parent Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Legal Requirement or breach of any Contract.
7.13Construction.
(a)For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. If a term is defined as one part of speech, it shall have a corresponding meaning when used as another part of speech.
(b)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words (i) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, and (iii) references to “ordinary course of business” or phrases of similar import shall mean ordinary course of business consistent with past practice.
(d)For purposes of this Agreement, (i) any reference to a Legal Requirement shall include any rules and regulations promulgated thereunder and all amendments and modifications thereto and (ii) any reference to a Contract shall include all amendments and modifications thereto.
(e)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.
(f)All references in this Agreement to “$” are intended to refer to United States dollars.
(g)The table of contents and headings to this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. The Exhibits, Schedules and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
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Parent and the Acquisition Subs have caused this Agreement to be executed as of the date first written above.
LEMONADE, INC.
a Delaware corporation
By:    /s/ Daniel Schreiber
Name:    Daniel Schreiber
Title:    Chief Executive Officer
By:    /s/ Shai Wininger
Name:    Shai Wininger
Title:    Chief Executive Officer
CITRUS MERGER SUB A, INC.
a Delaware corporation
By:    /s/ Daniel Schreiber
Name:    Daniel Schreiber
Title:    President
By:    /s/ Shai Wininger
Name:    Shai Wininger
Title:    Secretary
CITRUS MERGER SUB B, LLC
a Delaware limited liability company
By:    /s/ Daniel Schreiber
Name:    Daniel Schreiber
Title:    President
By:    /s/ Shai Wininger
Name:    Shai Wininger
Title:    Secretary

[Signature Page to Agreement and Plan of Merger]

The Company has caused this Agreement to be executed as of the date first written above.
METROMILE, INC.
a Delaware corporation
By:    /s/ Dan Preston
Name:    Dan Preston
Title:    Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
1“Acquisition Sub I” shall have the meaning set forth in the Preamble.
2“Acquisition Sub II” shall have the meaning set forth in the Preamble.
3“Acquisition Subs” shall have the meaning set forth in the Preamble.
4“Additional Shares” shall have the meaning set forth in Section 1.7(h)(i).
5A Person shall be deemed to be an “Affiliate” of another Person if such Person directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such other Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
6“Anti-Corruption Laws” shall have the meaning set forth in Section 2.14.
7“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
8“Assumed Company Option” shall have the meaning set forth in Section 1.7(a).
9“Assumed Company RSU Award” shall have the meaning set forth in Section 1.7(b).
10“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 2.5.
11“Burdensome Condition” shall have the meaning set forth in Section 4.5(e).
12“Business Data” shall mean all business information, Confidential Information and all Personal Data and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of used by an IT System or on behalf of Company or Company Subsidiaries.
13“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which the SEC or banking institutions located in the City of New York are authorized or required by Legal Requirements to be closed.

14“Cancelled Company Option” shall have the meaning set forth in Section 1.7(b).
15“Cancelled Company RSU Award” shall have the meaning set forth in Section 1.7(d).
16“Certificates of Merger” shall have the meaning set forth in Section 1.2.
17“Closing” shall have the meaning set forth in Section 1.2.
18“Closing Date” shall have the meaning set forth in Section 1.2.
19“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
20“Commonly Controlled Entity” shall mean any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the entity, trade or business that is a member of the same “controlled group” as the Company, pursuant to Section 4001(a)(14).
21“Company” shall have the meaning set forth in the Preamble.
22“Company Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Subsidiaries) contemplating or otherwise relating to any Company Acquisition Transaction.
23“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Mergers) involving:
(a)any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company;
(b)any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company; or (ii) in which the Company or any of its Subsidiaries issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company (after giving effect to such transaction);
(c)any sale, exchange, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets (including equity securities of Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or of any business or businesses (or the assets of any business or businesses, including equity securities of any Subsidiaries of the Company) that constitute or account for twenty percent (20%) or more of the consolidated net revenues or net income of the Company and its Subsidiaries, taken as a whole;

(d)any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) representing twenty percent (20%) or more of the outstanding voting power of the Company; or
(e)any combination of the foregoing types of transaction if the sum of the percentage of the voting power of the Company or of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, involved is twenty percent (20%) or more.
24“Company Board” shall mean the board of directors of the Company.
25“Company Board Recommendation” shall have the meaning set forth in Section 2.4.
26“Company Book-Entry Shares” shall have the meaning set forth in Section 1.8(b).
27“Company Capitalization Date” shall have the meaning set forth in Section 2.3(a).
28“Company Change in Recommendation” shall have the meaning set forth in Section 4.4(b).
29“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.
30“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 2.
31“Company Equity Agreements” shall mean the Company Equity Plans (together with all grant agreements evidencing the Company Options and Company RSUs) and the Company ESPP.
32“Company Equity Plans” shall mean the Company’s 2011 Equity Incentive Plan, as amended, and the Company’s 2021 Equity Incentive Plan.
33“Company ESPP” shall mean the Metromile, Inc. 2021 Employee Stock Purchase Plan.
34“Company Financial Advisor” shall have the meaning set forth in Section 2.22.
35“Company Insurance Subsidiary” shall have the meaning set forth in Section 2.24.
36“Company Intervening Event” shall have the meaning set forth in Section 4.4(d).
37“Company IP” shall mean all Intellectual Property owned, or purported to be owned by the Company or any Company Subsidiary.
38“Company IP Licenses” shall have the meaning set forth in Section 2.9(k).

39“Company Material Adverse Effect” shall mean any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, (i) has had, or would reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Company Material Adverse Effect: (A) general economic, political, business, industry, financial or market conditions affecting the industry in which the Company and its Subsidiaries operate; (B) any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism) in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate; (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), Pandemic Measure, epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake, wildfire or other natural disaster, catastrophe event or act of God; (D) any failure by the Company or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Company Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect to the extent not otherwise excluded in this definition); (E) the public announcement, pendency or consummation of the Mergers and the other transactions contemplated hereby; (F) changes in applicable Legal Requirements or the interpretation thereof; (G) changes in GAAP, SAP or any other applicable accounting standards or principles or the interpretation thereof; or (H) any action expressly required to be taken by the Company pursuant to the terms of this Agreement or at the express written direction or consent of Parent; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.
40“Company Options” shall mean options to purchase shares of Company Common Stock from the Company.
41“Company Permits” shall have the meaning set forth in Section 2.12(b).
42“Company Permitted Encumbrances” shall mean (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Company Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by the Company and its Subsidiaries and (g) Liens arising under any Company indentures or the Company’s existing credit facility (or any replacement or refinancing thereof in accordance with this Agreement).
43“Company Placement Warrants” shall mean means the warrants exercisable for Company Common Stock and issued to certain holders in a private placement in connection with initial public offering of INSU Acquisition Corp. II (the “IPO”) and pursuant to the applicable subscription agreement between the Company and the applicable holders.
44“Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other employment, bonus, deferred compensation, equity or equity-based, pension, severance, change in control, transaction, retention, employee loan, retirement, health and welfare, medical, dental, disability, fringe benefit, or other employee benefit plan, policy, agreement, program or arrangement, which the Company or any Company Subsidiary maintains for the benefit of its current or former employees, consultants or directors, but excluding any plan, program, policy, agreement or arrangement sponsored or maintained by any non-U.S. Governmental Entity that the Company or any of its Subsidiaries contributes to or is required to contribute to under applicable Legal Requirements.
45“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, statement, notice, obligation or promise of the Company or any Company Subsidiaries including any policy, representation, statement, notice, obligation, or promise relating to: (a) the privacy or security of Personal Data of users of any website, mobile application or service operated by or on behalf of the Company or any Company Subsidiary (or the privacy or security of Personal Data of such users’ customers, employees or other third parties related to such users); or (b) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.
46“Company Products” shall mean any and all products and services that are or have been since January 1, 2017 produced, marketed, offered, sold, licensed, provided, distributed or supported by or on behalf of the Company or any Company Subsidiary, including but not limited to insurance services and devices provided to consumers (other than Insurance Contracts) and used by the Company and the Company Subsidiaries to provide such insurance services and Technology of the Company and Company IP licensed to third-party insurers.
47“Company Public Warrants” shall mean the warrants exercisable for Company Common Stock issued in connection with the IPO and governed by that certain Warrant Agreement, dated September 2, 2020, by and among the Company and each of the signatories thereto.

48“Company Registered IP” shall have the meaning set forth in Section 2.9(a).
49 “Company Returns” shall have the meaning set forth in Section 2.15(a)(i).
50“Company RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Company Common Stock by the Company that are subject to vesting restrictions based on continuing service or based on performance.
51“Company SEC Documents” shall have the meaning set forth in Section 2.7(a).
52“Company Sites” shall have the meaning set forth in Section 2.9(m).
53“Company Statutory Statements” shall have the meaning set forth in Section 2.25.
54 “Company Stock Certificates” shall have the meaning set forth in Section 1.8(b).
55“Company Stockholder Meeting” shall have the meaning set forth in Section 4.4(a).
56“Company Subsidiary” shall mean any direct or indirect Subsidiary of the Company.
57“Company Superior Proposal” shall mean any bona fide, unsolicited written Company Acquisition Proposal made after the date of this Agreement that (a) if consummated, would result in any Person (or such Person’s direct or indirect stockholders) or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (other than Parent) directly or indirectly becoming the beneficial owner of (i) any business or businesses that constitute or account for fifty percent (50%) or more of the net revenues, net income or assets of the Company, or (ii) fifty percent (50%) or more of the outstanding total voting power of the equity securities of the Company; and (b) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor, is reasonably capable of being consummated on the terms proposed and which, taking into account all financial and legal aspects thereof, including the timing, likelihood of consummation, legal, confidentiality, regulatory, financing and other aspects of such Company Acquisition Proposal, would be more favorable to the holders of shares of Company Common Stock from a financial point of view (including taking into account payment by the Company of the Termination Fee) than the transactions contemplated by this Agreement (after giving effect to any revisions to the terms of the Agreement committed to in writing by Parent in response to such Company Acquisition Proposal pursuant to Section 4.4).
58“Company Superior Proposal Notice” shall have the meaning set forth in Section 4.4(c).
59“Company Tax Counsel” shall mean Kirkland & Ellis LLP or such other nationally recognized Tax counsel reasonably satisfactory to the Company and Parent.
60“Company Tax Opinion” shall mean a written opinion from Company Tax Counsel, delivered to the Company in connection with the consummation of the Mergers or filed in connection with the Form S-4 Registration Statement or the Proxy Statement/Prospectus, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers, taken together, should qualify for the Intended Tax Treatment. In rendering such opinion, Company Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations and covenants set forth in the customary tax representation letters obtained from Parent and the Company pursuant to Section 4.9(c).
61 “Company Warrant Agreements” shall mean (i) that certain Warrant Agreement, dated September 2, 2020, by and among the Company and each of the signatories thereto and (ii) that certain subscription agreement by and between the Company and the applicable holders of the Company Placement Warrants.
62“Company Warrants” shall mean outstanding warrants issued pursuant to the Company Warrant Agreements.
63“Continuing Employee” shall have the meaning set forth in Section 4.11(a).
64“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any permits, in each case, purporting to be legally binding.
65“Control Person” shall have the meaning set forth in Section 4.5(a).
66“COVID” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
67“D&O Policy” shall have the meaning set forth in Section 4.10(b).
68“Data Security Incident” shall mean the actual or suspected unauthorized access, acquisition, exfiltration, manipulation, erasure, use or disclosure of any Business Data owned, used, stored, received, or controlled by or on behalf of the Company or Company Subsidiaries, including, but not limited to, any unauthorized access, use, disclosure, loss or destruction of Personal Data that would constitute a breach for which notification to individuals and/or Governmental Entities or data protection authorities is required under the Privacy and Security Laws or for which notification was made to any of the aforementioned on a voluntary basis.
69“Data Service Provider” shall have the meaning set forth in Section 2.9(l).
70“Delaware Secretary of State” shall have the meaning set forth in Section 1.2.
71“DGCL” shall have the meaning set forth in the Recitals.
72“Domiciliary Department of Insurance” shall mean the domiciliary state insurance regulatory authority of the applicable Company Insurance Subsidiary.
73“DTC” shall mean The Depository Trust Company.

74“EBS Business” shall have the meaning set forth in Section 4.1(a)(vi).
75“First Certificate of Merger” shall have the meaning set forth in Section 1.2.
76“First Effective Time” shall have the meaning set forth in Section 1.2.
77“First Merger” shall have the meaning set forth in the Recitals.
78“End Date” shall have the meaning set forth in Section 6.1(b).
79“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).
80“Environmental Law” shall have the meaning set forth in Section 2.18.
81“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
82“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
83“Exchange Agent” shall have the meaning set forth in Section 1.10(a).
84“Exchange Fund” shall have the meaning set forth in Section 1.10(a).
85“Exchange Ratio” shall mean for each share of Company Common Stock, 0.05263 shares of Parent Common Stock.
86“Export Approvals” shall have the meaning set forth in Section 2.12(d).
87“Export Control Laws” shall mean (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4852), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
88 “Foreign Plan” shall have the meaning set forth in Section 2.16(a).
89“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance, as such registration statement may be amended prior to the time it is declared effective by the SEC.

90“GAAP” shall mean United States generally accepted accounting principles.
91“Generally Available Software” means generally, commercially available off-the-shelf software and (i) is used in the general operation of the business but is not material to the Company or any of its Subsidiaries, and (ii) has not been modified or customized for the Company or any of its Subsidiaries.
92“Government Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Entity, (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other Person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Entity, (d) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Entity (including any independent regulator), (e) any political party official, officer, employee, or other Person acting for or on behalf of a political party and (f) any candidate for public office.
93 “Governmental Authorization” shall mean any franchise, grants, easement, variance, exception, consent, certificate, approval, clearance, permission, permit, license, registration, qualification or authorization granted by any Governmental Entity.
94“Governmental Entity” shall mean any federal, state, local or foreign governmental authority, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
95“Harmful Code” shall have the meaning set forth in Section 2.9(k).
96“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
97“In-Bound Licenses” shall have the meaning set forth in Section 2.9(k).
98“Initial Surviving Corporation” shall have the meaning set forth in Section 1.1.
99“Indemnified Parties” shall have the meaning set forth in Section 4.10(a).
100“INSU Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization, dated as of November 24, 2020 and as amended on January 12, 2021 and further amended on February 8, 2021, by and among the Company, INSU II Merger Sub Corp. and Metromile Operating Company (formerly known as MetroMile, Inc.).
101“Insurance Contract” shall mean each insurance policy, certificate, binder, slip, agreement, undertaking, contract, treaty or similar instrument, and all riders, endorsements and amendments thereto issued or assumed by any Company Insurance Subsidiary.
102“Insurance Producer” shall mean each insurance agent, marketer, wholesaler, distributor, general agency, producer, broker, reinsurance intermediary, program manager,

managing general agent and managing general underwriting currently writing, selling, producing, underwriting or administering business for or on behalf of any Company Insurance Subsidiary, including such party’s and its Subsidiaries’ salaried employees.
103“Intellectual Property” shall mean Technology and Intellectual Property Rights.
104“Intellectual Property Rights” shall mean any and all past, present and future common law or statutory rights anywhere in the world arising under or associated with: (i) patents, patent applications, statutory invention registrations, registered designs, industrial designs and design patents, and similar or equivalent rights in inventions and designs, and all intellectual property rights therein provided by international treaties and conventions, including all divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, provisionals and extensions thereof (“Patents”); (ii) trademarks, service marks, trade dress, trade names, company names, logos and other designations of origin, and the goodwill associated with any of the foregoing, together with any registrations and applications for registration thereof (“Marks”); (iii) URL and domain name registrations, uniform resource locators, and Internet Protocol addresses, social media handles and other names, identifiers and locators associated with Internet addresses, sites and services; (iv) copyrights and any other equivalent rights in works of authorship (including intellectual property rights in Software as a work of authorship), whether registered or unregistered, moral rights, and any other rights of authors, and any registrations and applications for registration thereof (“Copyrights”); (v) mask work rights (as defined in the Semiconductor Chip Protection Act, 17 U.S.C. § § 901-914) and any other intellectual property right in semiconductor topology or mask works, and any registration therefore (“Mask Work Rights”) (vi) trade secrets and industrial secret rights, proprietary know-how, and confidential and proprietary data and business or technical information, including any ideas, formulas, compositions, inventions (whether patentable or not and however documented), processes, techniques, specifications, business plans, proposals, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material or other similar information (“Trade Secrets”); (vii) rights in databases and data collections (including rights (if any) in design databases, knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore; (viii) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing; and (ix) other similar or equivalent intellectual property rights anywhere in the world.
105“Intended Tax Treatment” shall have the meaning set forth in Section 4.9(a).
106“IRS” shall mean the United States Internal Revenue Service.
107“IT Systems” shall have the meaning set forth in Section 2.9(k).
108“knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed in Part “Definitions” of the Parent Disclosure Schedule.
109“knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry of direct reports, of the individuals listed in Part “Definitions” of the Company Disclosure Schedule.

110“Legacy Company Equityholders” shall have the meaning set forth in Section 1.7(h)(ii).
111“Legal Proceeding” shall mean any legal or administrative proceeding (including before the United States Patent and Trademark Office or the Patent Trial and Appeal Board), lawsuit, arbitration, court action, or other proceeding before any Governmental Entity.
112“Legal Requirement” shall mean any law, rule or regulation adopted or promulgated by any Governmental Entity, including but not limited to the Anti-Corruption Laws, Privacy and Security Laws, Sanctions Laws and Export Control Laws, each as defined herein.
113“Letter of Transmittal” shall have the meaning set forth in Section 1.10(b).
114“Lien” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer in respect of such property or asset. A Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
115Any statement in the Agreement to the effect that any information, document or other material has been “made available” by the Company shall mean that such information, document or material was (a) uploaded to the virtual data room maintained by the Company in connection with the transactions contemplated by the Agreement prior to 11:59 p.m., New York time on November 7, 2021 or (b) publicly filed with the SEC prior to the date of this Agreement. Any statement in the Agreement to the effect that any information, document or other material has been “made available” by Parent shall mean that such information, document or material was, prior to 11:59 p.m., New York time on November 7, 2021, (i) uploaded to the virtual data room maintained by Parent in connection with the transactions contemplated by the Agreement or (ii) publicly filed with the SEC.
116“Material Contract” shall have the meaning set forth in Section 2.11.
117“Maximum Annual Premium” shall have the meaning set forth in Section 4.10(b).
118“Mergers” shall have the meaning set forth in the Recitals.
119“Merger Consideration” shall have the meaning set forth in Section 1.5(b).
120“Most Recent Company 10-K/A” shall mean the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 (filed with the SEC on June 2, 2021).
121“Most Recent Company Balance Sheet” shall mean the balance sheet of the Company as of June 30, 2021.
122“Most Recent Parent Balance Sheet” shall mean the balance sheet of Parent as of June 30, 2021.
123“Nasdaq” shall have the meaning set forth in Section 2.7(e).

124“Non-Disclosure Agreement” shall mean that certain confidentiality agreement, dated as of August 20, 2021, by and between the Company and Parent.
125“Non-DTC Book-Entry Share” shall have the meaning set forth in Section 1.10(c).
126“NYSE” shall have the meaning set forth in Section 3.4(a).
127“OFAC” shall mean the U.S. Department of Treasury, Office of Foreign Assets Control.
128“Offering Period End Date” shall have the meaning set forth in Section 4.8.
129“Open Source” shall mean any Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (an “Open Source License”), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license described by the Open Source Initiative as set forth on www.opensource.org.
130“Option Consideration” shall have the meaning set forth in Section 1.7(b).
131“Order” shall mean any order, decision, judgment, writ, injunction, stipulation, award, or decree, issued by any Governmental Entity.
132“Organizational Documents” shall mean, with respect to any Entity (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.
133“Out-Bound Licenses” shall have the meaning set forth in Section 2.9(k).
134“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, Order, directive, guideline or recommendation by any Governmental Entity, in each case, in connection with or in response to COVID-19 or any other pandemic or epidemic.
135“Parent” shall have the meaning set forth in the Preamble.
136“Parent Benefit Plan” shall have the meaning set forth in Section 4.11(b).
137“Parent Board” shall mean the board of directors of Parent.
138“Parent Capitalization Date” shall have the meaning set forth in Section 3.3(a).

139“Parent Common Stock” shall mean the common stock, par value $0.00001 per share, of Parent.
140“Parent Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Section 3.
141“Parent Equity Agreements” shall mean the agreements pursuant to which outstanding awards are granted under the Parent Equity Plan.
142“Parent Equity Plan” shall mean the 2020 Incentive Award Plan, as amended and restated from time to time.
143“Parent IP” shall mean all Intellectual Property owned, or purported to be owned by Parent or any Parent Subsidiary.
144“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had, or would reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) prevents, materially impairs, materially impedes or materially delays the consummation of the Mergers and the other transactions contemplated hereby on a timely basis and in any event on or before the End Date; provided, however, that with respect to clause (i) only, no Effect to the extent resulting or arising from any of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining the occurrence of, a Parent Material Adverse Effect: (A) general economic, political, business, industry, financial or market conditions affecting the industry in which Patent and its Subsidiaries operate; (B) any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism) in countries in which, or in the proximate geographic region of which, Parent and its Subsidiaries operate; (C) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), Pandemic Measure, epidemic, plague, or other outbreak of illness or public health event, hurricane, flood, tornado, earthquake, wildfire or other natural disaster, catastrophe event or act of God; (D) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect to the extent not otherwise excluded in this definition); (E) the public announcement, pendency or consummation of the Mergers and the other transactions contemplated hereby; (F) changes in applicable Legal Requirements or the interpretation thereof; (G) changes in GAAP or any other applicable accounting standards or the interpretation thereof; or (H) any action expressly required to be taken by Parent pursuant to the terms of this Agreement or at the express written direction or consent of the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clause (A), (B), (C), (F) or (G) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect to the extent that such change or event has a disproportionate impact on Parent and its Subsidiaries as compared to other participants that operate in the industry in which Parent and its Subsidiaries operate.

145“Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent.
146“Parent Permitted Encumbrances” shall mean (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings; (c) Liens, encumbrances or imperfections of title relating to liabilities for which appropriate reserves have been established and are reflected in the Most Recent Parent Balance Sheet or imposed or promulgated by applicable Legal Requirements, including zoning, entitlement, building codes, or other Legal Requirements with respect to land use; (d) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the securities laws of any jurisdiction; (e) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (f) Liens, encumbrances or imperfections of title which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the subject property as used by Parent and its Subsidiaries; and (g) Liens arising under any Parent indentures or existing credit facility of Parent.
147“Parent RSUs” shall mean restricted stock units representing the right to vest in and be issued shares of Parent Common Stock by Parent that are subject to vesting restrictions based on continuing service or based on performance.
148“Parent SEC Documents” shall have the meaning set forth in Section 3.6(a).
149“Parent Share Issuance” shall have the meaning set forth in Section 3.4(a).
150“Parent Stock Price” shall mean the average of the volume weighted average trading prices per share of Parent Common Stock on NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the twenty (20) consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.
151“Parent Subsidiary” shall mean any direct or indirect Subsidiary of Parent.
    “Parent Tax Counsel” shall mean Latham & Watkins LLP or such other nationally recognized Tax counsel reasonably satisfactory to Parent and the Company.
152“Parent Tax Opinion” shall mean a written opinion from Parent Tax Counsel, delivered to Parent in connection with the consummation of the Mergers or filed in connection with the Form S-4 Registration Statement or the Proxy Statement/Prospectus, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers, taken together, should qualify for the Intended Tax Treatment. In rendering such opinion, Parent Tax Counsel shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations and covenants set forth in the customary tax representation letters obtained from Parent and the Company pursuant to Section 4.9(c).

153“Parent Warrant” shall have the meaning set forth in Section 1.7(g).
154“Per Company Share Price” means (a) the Parent Stock Price multiplied by (b) the Exchange Ratio.
155“Person” shall mean any individual or Entity.
156“Personal Data” shall mean any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable data protection Legal Requirement or Privacy and Security Law.
157“Privacy and Security Laws” shall mean each Legal Requirement applicable to Business Data, data security, the collection, access, sharing, processing, use, retention, destruction, or protection of Business Data, and/or direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing, including, but not limited to, the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), the California Consumer Protection Act, the Gramm-Leach-Bliley Act, the New York Department of Financial Services Cybersecurity Regulation (23 NYCRR 500), and any international, federal, state or local laws regulating the aforementioned, including state insurance laws. The Privacy and Security Laws shall also include the Payment Card Industry Data Security Standards.
158“Prohibited Person” shall mean any Person that is the target of Sanctions Laws, including (a) a Person that has been determined by a competent authority to be the subject of a prohibition on such conduct of any law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine); (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person organized or resident in a country or territory subject to comprehensive sanctions; (e) any Person that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by any such Person or Persons, or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (f) any Person that has been designated on any similar list or Order published by a Governmental Entity in the United States.
159“Proxy Statement/Prospectus” shall mean the proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.
160“Registered IP” shall mean all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered

Copyrights and applications for Copyright registration, (d) registered Mask Work Rights and applications to register Mask Work Rights, (e) domain name registrations and (f) all other Intellectual Property Rights that are registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).
161“Reinsurance Agreement” shall mean any reinsurance agreement to which the Company or any Company Insurance Subsidiary is a party and has any existing material rights or material obligations.
162“Relevant Legal Restraint” shall have the meaning set forth in Section 5.1(e).
163“Representatives” shall mean, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.
164“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.5.
165“RSU Consideration” shall have the meaning set forth in Section 1.7(d).
166“Sanctions Laws” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities, including those administered by OFAC or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.
167“SAP” shall mean, as applicable, the statutory accounting practices prescribed or permitted by the Domiciliary Department of Insurance as in effect at the relevant time, consistently applied, excluding any permitted practices.
168“SEC” shall mean the United States Securities and Exchange Commission.
169“Second Certificate of Merger” shall have the meaning set forth in Section 1.2.
170“Second Effective Time” shall have the meaning set forth in Section 1.2.
171“Second Merger” shall have the meaning set forth in the Recitals.
172“Securities Act” shall mean the Securities Act of 1933, as amended.
173“Software” shall mean any computer software, programs and databases in any applicable form, including object code, source code, firmware and embedded versions thereof tools, assemblers, applets, compilers, application programming interfaces, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

174“Sponsor Share Cancellation and Vesting Agreement” shall have the meaning set forth in Section 1.5(b).
175An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or comparable governing body; or (b) at least fifty percent (50%) of the outstanding voting equity interests issued by such Entity.
176“Statutory Statements” shall have the meaning set forth in Section 2.25.
177“Surviving Company” shall have the meaning set forth in Section 1.1.
178“Tax Returns” shall mean any and all returns, reports, elections, claims for refund, estimated Tax filings, declarations, certificates or other documents filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedules or attachments thereto, and any amendments thereof.
179“Taxes” shall mean any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and license, registration and documentation fees, severance, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.
180“Technology” shall mean tangible embodiments of Intellectual Property Rights, including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, APIs, databases, data collections, Internet web sites, web content and links, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including source code, executable code, firmware, hardware configuration data, Verilog files, RTL code, Gerber files and GDSII files), concepts, techniques, test methods, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), annotations, comments, files, records, designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, layout designs, topographies, blocks, libraries, circuit designs, test vectors, IP cores, net lists, emulation and simulation tools and reports, lab notebooks, invention disclosures, discoveries, improvements, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results and all other forms of technical information and technology that are used in, held for use in, or relating to the Company Products and the business of the Company and the Company

Subsidiaries. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.
181“Termination Fee” shall mean an amount in cash equal to $12,500,000.
182“Third Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.
183“Top Producer” shall mean a top twenty (20) producer of the Company and the Company Subsidiaries, taken as a whole, based on volume of new policy inceptions placed by such producers during the period commencing on January 1, 2021 and ending on the date of this Agreement.
184“Top Supplier” shall mean a top (10) ten supplier of the Company and the Company Subsidiaries, taken as a whole, based on expenditures during the twelve (12) months ended September 30, 2021.
185“Trading Day” shall mean any day on which shares of Parent Common Stock are tradeable on the NYSE.
186“Treasury Regulations” shall mean the regulations prescribed under the Code (including any temporary regulations, amended or successor provisions with respect to such regulations).
187“Voting and Support Agreement” shall have the meaning set forth in the Recitals.
188“Willful Breach” means a material breach of this Agreement resulting from a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

Exhibit B
FORM OF CERTIFICATE OF FORMATION OF
THE SURVIVING COMPANY
[(See attached.)]

B-1

Exhibit C
FORM OF LIMITED LIABILITY COMPANY AGREEMENT OF
THE SURVIVING COMPANY
[(See attached.)]
C-1

Exhibit D
VOTING AND SUPPORT AGREEMENT
[(See attached.)]

D-1